As filed with the U.S. Securities and Exchange Commission on October 19, 2017.

Registration No. 333-220554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-1

  On

 FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	2080	20-3937596
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2150 SE Hanna Harvester Drive

Portland, Oregon 97222

(971) 888-4264

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Grover T. Wickersham

Chief Executive Officer

Eastside Distilling, Inc.

2150 SE Hanna Harvester Drive

Portland, Oregon 97222

(971) 888-4264

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Andrew W. Shawber

Summit Law Group, PLLC

315 Fifth Ave South, Suite 1000

Seattle, Washington 98104

Tel No.: (206) 676-7000

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]	Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

This Post-Effective Amendment to the Form S-1 Registration Statement on Form S-3 shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), as amended, may determine.

EXPLANATORY NOTE

On September 21, 2017, the registrant filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (No. 333-220554), which was declared effective by the SEC on September 29, 2017 (the “Form S-1”). The Form S-1 was filed to register the resale from time to time by the selling stockholders identified therein of shares of the Company’s common stock, par value $0.0001 per share.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the Form S-1 into a Registration Statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares of common stock that were registered for resale on the Form S-1.

All applicable registration and filing fees were paid by the registrant in connection with the filing of the Form S-1.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2017

Up to 2,462,436 Shares of Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to an aggregate of 2,462,436 shares of our common stock, par value $0.0001 per share (the “Shares”), which includes (i) 266,679 shares of common stock sold to 30 investors in a private placement of units in December 2016; (i) 266,679 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (i) (the “2016 Warrants”); (iii) 479,338 shares of common stock issued to 23 investors who exercised warrants in connection with a temporary exercise price reduction in December 2016; (iv) 400,016 shares of common stock sold to 43 investors in a private placement of units between April and June 2017; (v) 400,016 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (iv) (the “2017 Warrants”); (vi) 192,887 shares of common stock acquired throughout 2017 in various transactions, including upon conversion of series A convertible preferred stock and convertible notes; and (vii) 456,821 shares of common stock issuable upon exercise of other outstanding warrants (together with the 2016 Warrants and the 2017 Warrants, the “Selling Stockholder Warrants”). We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of Shares by the selling stockholders. However, we may receive up to an additional $7,993,736 in cash proceeds if all of the Selling Stockholder Warrants are exercised in cash.

The selling stockholders may offer the Shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. Each selling stockholder may also sell Shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

We are registering the offer and sale of the Shares pursuant to certain registration rights granted to the selling stockholders pursuant to the Registration Rights Agreement dated December 30, 2016 by and among us and the selling stockholders (the “Registration Rights Agreement”). The registration of these shares of common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the sole discretion of each selling stockholder.

We have agreed to pay certain expenses in connection with the registration of the Shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the Shares. To our knowledge, as of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of the Shares in this offering.

As of August 10, 2017, our common stock is listed on the NASDAQ Capital Market under the symbol “ESDI.” On October 18, 2017, the reported closing sale price of our common stock was $3.81 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933 and will be subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. SEE “RISK FACTORS” ON PAGE 10 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2017

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders or their successors, donees, pledgees, assignees and permitted transferees may, from time to time, offer and sell the shares of common stock covered by this prospectus. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus, any accompanying prospectus supplement. This prospectus incorporates by reference important information. You should carefully read this prospectus and the information incorporated by reference before deciding to invest in shares of our common stock. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus.

We have not, and the selling stockholders have not, authorized anyone to provide you with information other than that contained in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus and any applicable prospectus supplement or amendment is accurate only as of its date. Our business, financial condition, results of operations, and prospects may have changed since that date.

The distribution of this prospectus and the issuance of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 10.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, or “the Company” refer to Eastside Distilling, Inc. and its subsidiaries on a consolidated basis. References to “selling stockholders” refer to those stockholders listed herein under “Selling Stockholders” and their successors, donees, pledgees, assignees and permitted transferees.

As permitted by the rules and regulations of the Securities and Exchange Commission, or the Commission, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the Commission at the Commission’s web site or at the Commission’s offices described below under the heading “Where You Can Find More Information.”

Trademarks, service marks or trade names of any other companies appearing in this prospectus are the property of their respective owners. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us, and/or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes below and in any accompanying prospectus supplement and any related free writing prospectus, and under a similar heading in other documents that are incorporated by reference into this prospectus, before deciding to buy shares of our common stock. All share-related and per-share information in this prospectus has been adjusted to give effect to the 1-for-20 and the 1-for-3 reverse stock splits of our common stock effected on October 18, 2016 and June 15, 2017, respectively. All references in this prospectus to “Eastside,” “Eastside Distilling,” “the Company” “we” “us” and “our” refer to Eastside Distilling, Inc. and our consolidated subsidiary.

Overview

We are an Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka, and rum. Unlike many, if not most, distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers. Our growth strategy is to build on our local base in the Pacific Northwest and expand selectively to other markets by using major spirits distributors, such as Southern Glazer Wines and Spirits, and regional distributors that focus on craft brands. As a small business in the large, international spirits marketplace populated with massive conglomerates, we are innovative in exploiting new trends with our products, for example, our Coffee Rum with cold brew coffee and low sugar and our gluten-free potato vodka. In December 2016 we retained Sandstrom Partners (an internationally known spirit branding firm that branded St Germain and Bulleit Bourbon) to guide our marketing strategy and branding. Sandstrom Partners subsequently became an investor in our Company. We seek to be both a leader in creating spirits that offer better value than comparable spirits, for example our value-priced Portland Potato Vodka, and an innovator in creating imaginative spirits that offer a unique taste experience, for example our cold-brewed Coffee Rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. On May 1, 2017, we acquired 90% of the ownership of Big Bottom Distillery (“BBD”) for its excellent, award winning range of super premium gins and whiskeys, including The Ninety One Gin, Navy Strength Gin, Oregon Gin, Delta Rye and initial production of American Single Malt Whiskey. BBD’s super premium spirits will expand our tasting room offerings and give us a presence at the “high end” of the market. In addition, through MotherLode, our wholly-owned subsidiary acquired in March 2017, we also provide contract bottling and packaging services for existing and emerging spirits producers, some of whom contract with us to blend or distill spirits. As a publicly-traded craft spirit producers, we have access to the public capital markets to support our long-term growth initiatives, including strategic acquisitions.

Market Opportunity

Large and Growing Global and Domestic Markets

The global spirits market generated total revenues of $316 billion in 2013, representing a compound average growth rate (CAGR) of 3.4% between 2009 and 2013, according to MarketLine. The performance of the market is forecasted to accelerate with an anticipated CAGR of 4.2% for the five year period 2013-2018, which is expected to increase revenues generated by this market to a value of approximately $388 billion by the end of 2018.

The U.S. spirits market had total revenues of $24.1 billion in 2015, representing a 25% increase since 2010, according to the Distilled Spirits Council of the United States (DISCUS). The domestic market share of spirits compared to beer and wine was at a record 35.4% in 2015 according to DISCUS, representing more than a 2% gain over beer and wine in terms of market share since 2010.

Key Growth Trends that We Target

Craft – The market share of “craft” distillers (defined as any producer that bottles less than 100,000 cases annually) has doubled over the last two years, and is projected to reach 8% by 2020, according to BNP Paribas.

Women –The United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), Park Street Imports, LLC (“Park Street”) and the US Census Bureau estimate that 37% of all U.S. whiskey drinkers are women.

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Millennials – Generally, millennials (individuals born between the early 1980s and the mid-1990s) value “authenticity” and are inspired by travel, like to try new products and seek new experiences, according to a survey by BeverageDaily.com. Millennials tend to drink a broader range of spirit types (vodka, rum, tequila, whiskey, gin) than prior generations and Millennials consume more expensive spirits than their predecessors. These individuals are often attracted to vintage spirits and cocktails with nostalgic followings, such as throwbacks to the 1950’s like rye whiskey, bourbon, and the Manhattan cocktail. According to Barclays Research, millennials increasingly prefer spirits over beer and wine, and flavored spirits in particular. In addition, according to DISCUS, millennials are more willing than prior generations to purchase premium spirits.

Flavored – According to DISCUS, flavored spirits sales continue to grow faster than the overall spirits market, and flavored whiskey, which is especially appealing to younger drinkers and women, is the fastest growing flavored spirit category.

International – The demand for U.S.-produced spirits abroad is increasing significantly. U.S. spirit exports nearly doubled over the past decade to $1.56 billion in 2015, and whiskey exports were up approximately 5.4% in 2015 compared to 2014. The largest export markets for U.S. spirits include the United Kingdom, Canada, Germany, Australia, and Japan.

Our Strategy

Our objective is to build Eastside Distilling into a profitable spirits company, with a distinctive portfolio of premium and high-end spirits brands that have national, and even international, consumer appeal and following. To help achieve this, we expect to:

●	Target Industry Growth Trends. Demand for U.S.-produced premium and high-end craft spirits, particularly whiskeys, has significantly increased amongst millennials and women. We capitalize on these trends by developing products that appeal to changing demographics, as typified by our Master Distiller, Melissa Heim, whom we believe is the first female distiller and blender west of the Mississippi River.

●	Target Industry Growth Trends. Demand for U.S.-produced premium and high-end craft spirits, particularly whiskeys, has been increasing among millennials and women. We endeavor to capitalize on these trends by developing products that appeal to changing demographics, as typified by our Master Distiller, Melissa Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River.

●	Be Experimental. We are not afraid to take chances with innovative product offerings that we believe the larger and more bureaucratic companies that populate the industry cannot easily launch. We want to produce and deliver quality products that offer consumers “something different,” such as value or uniqueness, and we want to convey that message with new packaging developed by our spirits branding firm, Sandstrom Partners.

●	Be Local. Be true to our Oregon and Pacific Northwest “roots” by shunning artificial additives, using locally sourced ingredients such as our high-quality water and Oregon oak, and relying on skilled local artisans. During 2016, we experienced a 45% increase in wholesale sales in Oregon and were the third largest spirits producer in that state. In addition, we recently extended our Pacific Northwest focus with our first shipments to Alaska during the first quarter of 2017.

●	Expand Geographically and Online. We are building brand awareness and driving sales in multiple geographic markets, with the use of social media (Twitter, Facebook, and YouTube). We are partnering with retailers that market heavily online and investing resources into e-commerce and digital marketing.

●	Provide Value. We target the high-growth premium ($12-20 per bottle) and high-end ($20-30 per bottle) market segments with premium quality at attractive pricing. In the super premium category (above $50 per bottle), we intend to have limited production offerings that we believe also deliver exceptional value.

●	Use Sales Networks of Major U.S. Spirits Distributors. We have established and will continue to build relationships with the major wine and spirit wholesalers to distribute our products into the largest spirits markets in the United States.

●	Increase Production. We expect our production of cases to increase each year for the next three years. We believe our increased production capacity will make us more attractive to distribution partners and will also facilitate additional revenues, cost savings and profits.

●	Leverage Access to Public Capital Markets. The public capital markets facilitate funding access for our long-term growth initiatives, including potential strategic acquisitions.

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●	Key Relationships: We have distribution agreements with several of the largest wine and spirits distributors in the United States, such as Southern Glazer. We have also engaged Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will accomplish our goal of having our premium spirits sold and distributed nationwide.

●	Experienced Master Distiller: Our master distiller, Melissa “Mel” Heim, whom we believe is the first female distiller and blender west of the Mississippi River, is an important factor in distinguishing our brands. We believe that Ms. Heim’s highly regarded “palate” is important to us in maintaining a high quality artisanal character to our products as well as adding to our consumer appeal.

Our Strengths

We believe the following competitive strengths will help enable the implementation of our growth strategies:

●	Award Winning Diverse Product Line: We have a diverse product line currently offering over a dozen premium craft spirits, many of which have won awards for taste and/or product design. According to a study by the American Craft Spirits Association, the U.S. craft spirits volume of cases sold experienced a compound annual growth rate of 27.4% between 2010 and 2015, and saw an increase in market share from 0.8% to 2.2% during that period. Our sales of premium brands have increased over 1,000% since 2010. We believe our diverse, recognized product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

●	Key Relationships: We have distribution arrangements with several of the largest wine and spirits distributors in the United States, such as Southern Glazer. We have also engaged Park Street, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will help accomplish our goal of having our premium spirits sold and distributed nationwide.

●	Experienced Master Distiller. Our master distiller, Melissa “Mel” Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River, is an important factor in distinguishing our brands. We believe that Ms. Heim’s highly regarded “palate” is important to us maintaining a high quality artisanal character to our products as well as adding to our consumer appeal.

Our Product Approach

Our approach to or craft spirits involves five important aspects:

●	Commitment to Quality: We create and deliver high-quality, innovative products targeted at growing markets.

●	Authentic Yet Scalable: We believe our approach to production allows us to produce our products at scale while keeping flavor profiles consistent.

●	Unique Talent and Experience: Every spirit reflects the creativity of our entire team

●	Extensive Spirit Portfolio: Many craft distillers have only one to three products; we have over a dozen which we believe affords us the opportunity to target a broader range of consumers with our brands.

●	Generate Customer Loyalty: These factors attract loyal and enthusiastic customers and major distributors for our products.

Our Brands

We develop, produce and market the premium brands listed below

Burnside Bourbon. We develop, market and produce two premium, barrel–aged bourbons: Burnside Bourbon and Oregon Oak Burnside Bourbon. Our Burnside Bourbon is aged in oak barrels, is 96 proof and won a Gold Medal in the MicroLiquor Spirit Awards in 2014, and another from Beverage Tasting Institute. Our Oregon Oak Burnside Bourbon is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels, and we consider it an “ultra-premium” brand. Our Burnside Bourbon brands accounted for approximately 40%, 35% and 41% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Burnside Bourbon increased by 163% from 2014 to 2016, compared to a 12% increase for the bourbon industry in general during the same period.

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Barrel Hitch American Whiskey. We develop, market and produce two premium whiskeys: Barrel Hitch American Whiskey and Barrel Hitch Oregon Oaked Whiskey. Our Barrel Hitch American Whiskey is 80 proof and won a triple-Gold Medal and best of show in the MicroLiquor Spirit Awards in 2015. Our Oregon Oak version is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels, and we consider it an “ultra-premium” brand. Our whiskey brands were introduced in July 2015 and accounted for approximately 17% and 7% of our revenues for years 2016 and 2015, respectively.

Premium Vodka. We develop, market and produce a premium potato vodka under the brand name Portland Potato Vodka which is distilled from potatoes rather than grain and as such is gluten-free. Our Portland Potato Vodka was awarded a silver medal from the American Wine Society and a gold medal from the Beverage Tasting Institute, which also gave it a “Best Buy” rating. Our Portland Potato Vodka accounted for approximately 13%, 14% and 18% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Portland Potato Vodka increased by 185% from 2014 to 2016, compared to a 4% increase for the vodka industry in general during the same period.

Distinctive Specialty Whiskeys. We develop, market and produce two distinctive specialty whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MicroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries (a hybrid blackberry) with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our specialty whiskeys accounted for approximately 13%, 15%, and 14% of our revenues for years 2016, 2015, and 2014, respectively.

Below Deck Rums. We develop, market and produce four rums under the Below Deck brand name: Below Deck Silver Rum, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is our original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition. Below Deck Ginger Rum is infused with natural ginger. Our Below Deck Rums accounted for approximately 10%, 12% and 15% of our revenues for years 2016, 2015 and 2014, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, we create seasonal and limited-edition handmade products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur. Our Seasonal/Limited Edition Spirits accounted for approximately 6%, 11% and 12% of our revenues for years 2016, 2015 and 2014, respectively.

BBD Spirits. We also acquired several other brands as a result of our acquisition of BBD in May 2017. The extensive BBD product portfolio includes several craft spirits that we believe are highly complementary to our product line, including The Ninety One Gin, Navy Strength Gin (114 proof) and Delta Rye (111 proof) rye whiskey, among others. Inspired by the craft spirits movement in Oregon, Big Bottom Distilling’s small-batch, hand-crafted spirits provide consumers with unique takes on traditional spirits.

MotherLode Acquisition

On March 8, 2017, we acquired MotherLode LLC (“MotherLode”), a Portland, Oregon based provider of bottling services and production support to craft distilleries. Since its founding in 2014, the mission of MotherLode has been to enable craft distillers to increase their production and extend their product lines, reducing cost and increasing efficiency, thereby freeing them to focus on their craft. The typical MotherLode customer is a distillery of small batch, hand-crafted spirits, or a premium craft spirit sold as a private label.

We recently relocated much of our own operations to MotherLode’s facility and plan to expand our manufacturing resources. Plans are in place for a pneumatic bottling line, which we anticipate could result in a five-time increase in bottling rate and provide us with an opportunity for large-volume spirit handling capability.

In addition to bottling services for distillers and other producers of spirits, MotherLode bottles “private label” craft spirits for customers who have on-premise or off-premise licenses, including retail and liquor stores, bars, restaurants, events, and businesses that want to take advantage of the benefits that come from having their brand clearly printed on a label. MotherLode’s craft spirits can also be private labeled for corporate gifts, wedding, birthdays and other personal events.

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Finally, MotherLode intends to begin canning wine and Ready to Drink (“RTD”) alcoholic drinks for its Pacific Northwest customers. The custom built canning line is designed to produce Ball Corporation’s popular “slim can” in 187ml, 200ml and 250ml sizes, with 250ml being equal to approximately 8.45 ounces. The new line will be able to can wine and RTD beverages containing up to 20% alcohol by volume.

Other Sources of Revenue

Special Events

We also generate revenues from participating in special events (such as farmer’s markets, trade shows, hosting private tastings, etc.). We offer tastings as well as sell merchandise and bottle sales and have generated as much as $75,000 in revenues from these special events in a single month, during the winter holiday season (November/December). In addition to the revenues these events generate, we value the immediate customer feedback during these activities which is instrumental in creating better products and testing new flavors.

Retail Stores and Kiosks

We have three retail stores in shopping centers in the Portland, Oregon area that provide us with additional revenues for sales of our products. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center (Happy Valley Town Center) and in January 2015, entered into a lease for 3,100 square feet of retail space in the Washington Square Center in Portland. We also had two additional holiday season retail locations within high-traffic shopping malls in the Portland metro region during 2015. For the 2016 holiday season, we replaced the Washington Square Mall storefront with a kiosk location. We intend to maintain these retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales. Some of these stores will contain in-store tastings, which we believe will lead to additional product purchases.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 10 of this prospectus. These risks include, among others, the following:

●	If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

●	We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

●	We may require additional capital, which we may not be able to obtain on acceptable terms. Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

●	We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

●	We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

●	We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

●	The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

●	We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

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●	If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize planned benefits due to integration difficulties or other operating issues.

●	Our failure to protect our trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

●	A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

●	Our failure to attract or retain key executive or employee talent could adversely affect our business.

●	Management turnover may create uncertainties and could harm our business.

●	If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

●	Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

●	We face substantial competition in our industry and many factors may prevent us from competing successfully.

●	Adverse public opinion about alcohol could reduce demand for our products.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we have elected to comply with certain reduced disclosure and regulatory requirements for this prospectus and future filings, including only presenting two years of audited financial statements and related financial information, not having our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and not holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these reduced requirements until we are no longer an “emerging growth company.” Under Section 107(b) of the JOBS Act, “emerging growth companies” may take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Corporate and Other Information

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. In December 2014, we changed our corporate name to Eastside Distilling, Inc. to reflect our then recent acquisition of Eastside Distilling, LLC. Our principal executive offices are located at 2150 SE Hanna Harvester Drive, Portland, OR 97222, and our telephone number is (971) 888-4264. Our corporate website address is www.eastsidedistilling.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Share decrease and reverse stock split

On June 14, 2017, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease our authorized common stock from 45,000,000 to 15,000,000 shares and (ii) effectuate a 1-for-3 reverse stock split of our outstanding common stock. The certificate of change was filed with an effective date of June 15, 2017. Pursuant to the Nevada Revised Statutes, our Board of Directors was authorized to effectuate the reverse stock split without stockholder approval where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock. Prior to the reverse split, 9,939,649 shares of common stock were issued and outstanding. After the reverse split, 3,313,217 shares of common stock were issued and outstanding (excluding adjustment for settlement of fractional shares which were rounded up to the nearest whole share). All share and per share amounts in this prospectus are shown on a post-reverse stock split basis.

7

The Offering

Common stock offered by the selling stockholders	2,462,436 shares of our common stock, par value $0.0001 per share (the “Shares”), which includes:

(i)	266,679 shares of common stock sold to 30 investors in a private placement of units in December 2016;

(ii)	266,679 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (i) (the “2016 Warrants”);

(iii)	479,338 shares of common stock issued to 23 investors who exercised warrants in connection with a temporary exercise price reduction in December 2016;

(iv)	400,016 shares of common stock sold to 43 investors in a private placement of units between April and June 2017;

(v)	400,016 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (iv) (the “2017 Warrants”);

(vi)	192,887 shares of common stock acquired throughout 2017 in various transactions, including upon conversion of series A convertible preferred stock and convertible notes; and

(vii)	456,821 shares of common stock issuable upon exercise of other outstanding warrants (together with the 2016 Warrants and the 2017 Warrants, the “Selling Stockholder Warrants”).

Offering prices	Shares of common stock offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling stockholders may determine.

Use of proceeds	We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the selling stockholders. All of the proceeds from the sale of common stock offered hereby will go to the selling stockholders at the time they sell their shares. However, we may receive up to an additional $7,993,736 in cash proceeds if all of the Selling Stockholder Warrants are exercised in cash.

Common stock outstanding	4,824,399 shares as of September 30 , 2017

Dividend policy	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock for the foreseeable future.

Risk factors	See “Risk Factors” beginning on page 10 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market	Our common stock is currently listed on the NASDAQ Capital Market under the symbol “ESDI.”

The number of shares of our common stock outstanding excludes:

●	397,676 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted average exercise price of $6.40 per share; and 56,107 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan;

●	2,593,077 shares of common stock issuable upon the exercise of outstanding privately-issued common stock warrants as of September 30 , 2017 at a weighted-average exercise price of $5.99 per share, which includes the shares of common stock issuable upon exercise of the Selling Stockholder Warrants.

8

Summary Consolidated Financial Information

You should read this summary consolidated financial information below together with our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus and in documents incorporated herein by reference . The summary consolidated financial information included in this section are not intended to replace our financial statements and related notes.

The summary consolidated statements of operations information for the years ended December 31, 2015 and 2016 are derived from our audited consolidated financial statements appearing in documents incorporated herein by reference. The summary consolidated balance sheet data at December 31, 2015 and 2016 are derived from our audited condensed consolidated financial statements appearing in documents incorporated herein by reference. The unaudited consolidated statements of operations information for the six months ended June 30, 2016 and 2017, and the unaudited consolidated balance sheet information at June 30, 2017, are derived from our unaudited consolidated financial statements that are included in documents incorporated herein by reference. In our opinion, the unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such financial data. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the full year.

Summary Consolidated Statement of Operations Data:

	Years Ended		Six Months Ended
	December 31,		June 30,
	2015	2016	2016	2017

Sales	$2,326,664	$3,042,527	$1,249,346	$1,713,191
Less excise taxes, customer programs and incentives	624,046	934,221	300,802	495,680
Net sales	1,702,618	2,108,306	948,544	1,217,511
Gross profit	832,228	827,962	424,159	499,973
Selling, general and administrative expenses	4,373,746	5,125,923	1,767,079	1,574,868
Loss from operations	(3,541,518)	(4,297,961)	(1,921,155)	(2,051,867)
Other income (expense), net	(59,548)	(901,658)	(401,264)	(143,562)
Net loss	(3,601,066)	(5,199,619)	(2,324,179)	(2,190,944)
Dividends on convertible preferred stock	-	(51,674)	17,759	5,037
Net loss attributable to common stockholders	(3,601,066)	(5,251,293)	(2,341,938)	(2,194,506)
Basic and diluted net per common share	(4.72)	(4.21)	(2.71)	(0.75)

Summary Consolidated Statement of Operations Data:

	At December 31,
	2015	2016	At June 30, 2017

Total current assets	$1,130,853	$2,400,772	$3,422,355
Total assets	1,291,858	2,547,988	4,509,512
Total current liabilities	2,337,629	987,399	565,894
Total liabilities	2,355,471	1,415,155	2,452,502
Accumulated deficit	(7,561,751)	(12,813,044)	(15,007,550)
Stockholders’ equity (deficit)	(1,063,613)	1,132,833	2,057,010

9

RISK FACTORS

Investing in our common stock involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock and warrants could decline, and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATING TO OUR BUSINESS

If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

Although our brands have achieved acceptance in the Pacific Northwest, most of our brands are relatively new and have not achieved extensive national brand recognition. Also, brands we may develop and/or acquire in the future are unlikely to establish widespread brand recognition. Accordingly, if consumers do not accept our brands, we will not be able to penetrate our markets and our growth may be limited.

We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

We believe that we will continue to incur net losses for the foreseeable future as we expect to make continued significant investment in product development and sales and marketing and to incur significant administrative expenses as we seek to grow our brands. We also anticipate that our cash needs will exceed our income from sales for the foreseeable future. Some of our products may never achieve widespread market acceptance and may not generate sales and profits to justify our investment therein. Also, we may find that our expansion plans are more costly than we anticipate and that they do not ultimately result in commensurate increases in our sales, which would further increase our losses. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition. We also incur substantial operating expenses at the corporate level, including costs directly related to being a reporting company with the U.S. Securities and Exchange Commission (the “SEC”). For the year ended December 31, 2016 and the six months ended June 30, 2017, we reported a net loss of $5.2 million and $2.2 million, respectively. As of June 30, 2017, we had an accumulated deficit since inception of $15.0 million.

We may require additional capital, which we may not be able to obtain on acceptable terms. Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

We have limited capital compared to other companies in our industry. This may limit our operations and growth, including our ability to continue to develop new and existing brands, service our debt obligations, maintain adequate inventory levels, fund potential acquisitions of new brands, penetrate new markets, attract new customers and enter into new distribution relationships. If we do not generate sufficient cash from operations to finance additional capital needs, we will need to raise additional funds through private or public equity and/or debt financing. We cannot assure you that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and either unavailable or cost prohibitive, our operations and growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion or reduce or curtail our operations. Also, any additional financing we undertake could impose covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital our existing stockholders may experience dilution and the new securities may have rights, preferences and privileges senior to those of our common stock.

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We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

We depend on a limited number of third-party suppliers for the sourcing of the raw materials for all of our products, including our distillate products and other ingredients. These suppliers consist of third-party producers in the U.S. We do not have long-term written agreements with any of our suppliers. The termination of our relationships or an adverse change in the terms of these arrangements could have a negative impact on our business. If our suppliers increase their prices, we may not be able to secure alternative suppliers, and may not be able to raise the prices of our products to cover all or even a portion of the increased costs. Also, our suppliers’ failure to perform satisfactorily or handle increased orders, delays in shipments of products from suppliers or the loss of our existing suppliers, especially our key suppliers, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business could be negatively impacted.

We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

We are required by law to use state-licensed distributors or, in 18 states known as “control states,” state-owned agencies performing this function, to sell our products to retail outlets, including liquor stores, bars, restaurants and national chains in the U.S. We have established relationships for our brands with a limited number of wholesale distributors; however, failure to maintain those relationships could significantly and adversely affect our business, sales and growth. We currently distribute our products in 22 states – Oregon, Washington, California, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Vermont, Idaho and Maryland. Over the past decade there has been increasing consolidation, both intrastate and interstate, among distributors. As a result, many states now have only two or three significant distributors. Also, there are several distributors that now control distribution for several states. If we fail to maintain good relations with a distributor, our products could in some instances be frozen out of one or more markets entirely. The ultimate success of our products also depends in large part on our distributors’ ability and desire to distribute our products to our desired U.S. target markets, as we rely significantly on them for product placement and retail store penetration. In addition, all of our distributors also distribute competitive brands and product lines. We cannot assure you that our U.S. alcohol distributors will continue to purchase our products, commit sufficient time and resources to promote and market our brands and product lines or that they can or will sell them to our desired or targeted markets. If they do not, our sales will be harmed, resulting in a decline in our results of operations.

We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

We currently derive a significant amount of our revenues from a few major distributors. A significant decrease in business from or loss of any of our major distributors could harm our financial condition by causing a significant decline in revenues attributable to such distributors. For the years ended December 31, 2016 and 2015, sales to one distributor (Oregon Liquor Control Commission) accounted for 32% and 32% of revenues, respectively. While we believe our relationships with our major distributors are good, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. If we experience a significant decrease in sales to any of our major distributors, and are unable to replace such sales volume with orders from other customers, our sales may decrease which would have a material adverse financial effect on our results of operations and financial condition.

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The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

In the control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products selected for listing in control states must generally reach certain volumes and/or profit levels to maintain their listings. Products in control states are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Products not selected for listings can only be purchased by consumers in the applicable control state through special orders, if at all. If, in the future, we are unable to maintain our current listings in the control states, or secure and maintain listings in those states for any additional products we may develop or acquire, sales of our products could decrease significantly which would have a material adverse financial effect on our results of operations and financial condition.

We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

We must maintain relatively large inventories of our products to meet customer delivery requirements. We are always at risk of loss of that inventory due to theft, fire or other damage, and any such loss, whether insured against or not, could cause us to fail to meet our orders and harm our sales and operating results. Also, our inventory may become obsolete as we introduce new products, cease to produce old products or modify the design of our products’ packaging, which would increase our operating losses and negatively impact our results of operations.

If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize anticipated benefits due to integration difficulties or other operating issues.

A component of our growth strategy may be the acquisition of additional brands that are complementary to our existing portfolio through acquisitions of such brands or their corporate owners, directly or through mergers, joint ventures, long-term exclusive distribution arrangements and/or other strategic relationships. For example, in May 2017, we acquired 90% of the ownership of BBD for its excellent, award winning range of super premium gins and whiskeys, and we acquired MotherLode in March 2017, which provides contract bottling and packaging services for existing and emerging spirits producers, some of whom contract with us to blend or distill spirits. If we are unable to identify suitable brand candidates and successfully execute our acquisition strategy, our growth will be limited. Also, even if we are successful in acquiring additional brands, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize operating and economic efficiencies or other planned benefits with respect to, those additional brands. The addition of new products or businesses entails numerous risks with respect to integration and other operating issues, any of which could have a detrimental effect on our results of operations and/or the value of our equity. These risks include:

●	difficulties in assimilating acquired operations or products;

●	unanticipated costs that could materially adversely affect our results of operations;

●	unanticipated costs that could materially adversely affect our results of operations;

●	negative effects on reported results of operations from acquisition-related charges and amortization of acquired intangibles;

●	diversion of management’s attention from other business concerns;

●	adverse effects on existing business relationships with suppliers, distributors and retail customers;

●	risks of entering new markets or markets in which we have limited prior experience; and

●	the potential inability to retain and motivate key employees of acquired businesses.

12

Our ability to grow through the acquisition of additional brands will also be dependent upon the availability of capital to complete the necessary acquisition arrangements. We intend to finance our brand acquisitions through a combination of our available cash resources, third party financing and, in appropriate circumstances, the further issuance of equity and/or debt securities. Acquiring additional brands could have a significant effect on our financial position, and could cause substantial fluctuations in our quarterly and yearly operating results. Also, acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce reported earnings in subsequent years.

Our failure to protect our trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

Our business and prospects depend in part on our ability to develop favorable consumer recognition of our brands and trademarks. Although we apply for registration of our brands and trademarks, they could be imitated in ways that we cannot prevent. Also, we rely on trade secrets and proprietary know-how, concepts and formulas. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and result in a judgment or monetary damages being levied against us. We do not maintain non-competition agreements with all of our key personnel or with some of our key suppliers. If competitors independently develop or otherwise obtain access to our trade secrets, proprietary know-how or recipes, the appeal, and thus the value, of our brand portfolio could be reduced, negatively impacting our sales and growth potential.

A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

We rely on information technology (IT) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist us in the management of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; ordering and managing materials from suppliers; supply/demand planning; production; shipping product to customers; hosting our branded websites and marketing products to consumers; collecting and storing customer, consumer, employee, investor, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing, and sharing confidential and proprietary research, business plans, and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cyber-crime pose a potential risk to the security of our IT systems, networks, and services, as well as the confidentiality, availability, and integrity of our data. If the IT systems, networks, or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information, due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive and/or business harm, which may adversely affect our business operations and/or financial condition. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our partners, our employees, customers, suppliers or consumers. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

Our failure to attract or retain key executive or employee talent could adversely affect our business.

Our success depends upon the efforts and abilities of our senior management team, other key employees, and a high-quality employee base, as well as our ability to attract, motivate, reward, and retain them. In particular, we rely on the skills and expertise of our Master Distiller, Melissa Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River, and her knowledge of our business and industry would be difficult to replace. If Ms. Heim or one of our executive officers or significant employees terminates her or his employment, we may not be able to replace their expertise, fully integrate new personnel or replicate the prior working relationships, and the loss of their services might significantly delay or prevent the achievement of our business objectives. Qualified individuals with the breadth of skills and experience in our industry that we require are in high demand, and we may incur significant costs to attract them. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. Difficulties in hiring or retaining key executive or employee talent, or the unexpected loss of experienced employees could have an adverse impact our business performance. In addition, we could experience business disruption and/or increased costs related to organizational changes, reductions in workforce, or other cost-cutting measures.

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Management turnover may create uncertainties and could harm our business.

We have recently experienced significant changes in our executive leadership. Specifically, Stephen Earles resigned as Chief Executive Officer in November 2016 and resigned as President and from our Board of Directors in January 2017. Changes to strategic or operating goals, which can often times occur with the appointment of new executives, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, executive leadership transition periods are often difficult as the new executives gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

Further, to the extent we experience additional management turnover, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the marketing of the products we sell, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

RISKS RELATED TO OUR INDUSTRY

Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

Consumer preferences may shift due to a variety of factors including changes in demographic and social trends, public health initiatives, product innovations, changes in vacation or leisure, dining and beverage consumption patterns and a downturn in economic conditions, which may reduce consumers’ willingness to purchase distilled spirits or cause a shift in consumer preferences toward beer, wine or non-alcoholic beverages. Our success depends in part on fulfilling available opportunities to meet consumer needs and anticipating changes in consumer preferences with successful new products and product innovations.

14

A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including:

● a general decline in economic or geopolitical conditions;

● concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

● a general decline in the consumption of beverage alcohol products in on-premise establishments, such as may result from smoking bans and stricter laws relating to driving while under the influence of alcohol;

● consumer dietary preferences favoring lighter, lower calorie beverages such as diet soft drinks, sports drinks and water products;

● increased federal, state, provincial and foreign excise or other taxes on beverage alcohol products and possible restrictions on beverage alcohol advertising and marketing;

● increased regulation placing restrictions on the purchase or consumption of beverage alcohol products or increasing prices due to the imposition of duties or excise tax;

● inflation; and

● wars, pandemics, weather and natural or man-made disasters.

In addition, our continued success depends, in part, on our ability to develop new products to meet consumer needs and anticipate changes in consumer preferences. The launch and ongoing success of new products are inherently uncertain especially with regard to their appeal to consumers. The launch of a new product can give rise to a variety of costs and an unsuccessful launch, among other things, can affect consumer perception of existing brands and our reputation. Unsuccessful implementation or short-lived popularity of our product innovations may result in inventory write-offs and other costs.

We face substantial competition in our industry and many factors may prevent us from competing successfully.

We compete on the basis of product taste and quality, brand image, price, service and ability to innovate in response to consumer preferences. The global spirits industry is highly competitive and is dominated by several large, well-funded international companies. Many of our current and potential competitors have longer operating histories and have substantially greater financial, sales, marketing and other resources than we do, as well as larger installed customer bases, greater name recognition and broader product offerings. Some of these competitors can devote greater resources to the development, promotion, sale and support of their products. As a result, it is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and profitability.

In addition, the legalization of marijuana in any of the jurisdictions in which we sell our products may result in a reduction in sales. Studies have shown that sales of alcohol may decrease modestly in jurisdictions where marijuana has been legalized (Colorado, Washington and Oregon). As a result, marijuana sales may adversely affect our sales and profitability.

Adverse public opinion about alcohol could reduce demand for our products.

Anti-alcohol groups have, in the past, advocated successfully for more stringent labeling requirements, higher taxes and other regulations designed to discourage alcohol consumption. In addition, recent developments in the industry may compel us to identify the source and location of our distillate products, and notify the consumer of whether the product was distilled by us. More restrictive regulations, negative publicity regarding alcohol consumption and/or changes in consumer perceptions of the relative healthfulness or safety of beverage alcohol could decrease sales and consumption of alcohol and thus the demand for our products. This could, in turn, significantly decrease both our revenues and our revenue growth, causing a decline in our results of operations.

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Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Our industry faces the possibility of class action or similar litigation alleging that the continued excessive use or abuse of beverage alcohol has caused death or serious health problems, or related to the labelling of our products. It is also possible that governments could assert that the use of alcohol has significantly increased government funded health care costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

Also, lawsuits have been brought in a number of states alleging that beverage alcohol manufacturers and marketers have improperly targeted underage consumers in their advertising. Plaintiffs in these cases allege that the defendants’ advertisements, marketing and promotions violate the consumer protection or deceptive trade practices statutes in each of these states and seek repayment of the family funds expended by the underage consumers. While we have not been named in these lawsuits, we could be named in similar lawsuits in the future. Any class action or other litigation asserted against us could be expensive and time-consuming to defend against, depleting our cash and diverting our personnel resources and, if the plaintiffs in such actions were to prevail, our business could be harmed significantly.

Regulatory decisions and legal, regulatory and tax changes could limit our business activities, increase our operating costs and reduce our margins.

Our business is subject to extensive government regulation. This may include regulations regarding production, distribution, marketing, advertising and labeling of beverage alcohol products. We are required to comply with these regulations and to maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell beverage alcohol products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

Also, the distribution of beverage alcohol products is subject to extensive taxation (at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

We could face product liability or other related liabilities that increase our costs of operations and harm our reputation.

Although we maintain liability insurance and will attempt to limit contractually our liability for damages arising from our products, these measures may not be sufficient for us to successfully avoid or limit liability. Our product liability insurance coverage is limited to $1 million per occurrence and $4 million in the aggregate and our general liability umbrella policy is capped at $2 million. Further, any contractual indemnification and insurance coverage we have from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. In any event, extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation.

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Contamination of our products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the distillation and fermentation processes could lead to low beverage quality as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations.

RISKS RELATED TO THIS OFFERING AND OUR SECURITIES

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we rely on these exemptions; which may result in a less active trading market for our common stock, making the market prices more volatile.

Our common stock is thinly traded, and investors may be unable to sell some or all of their shares at the price they would like, or at all, and sales of large blocks of shares may depress the price of our common stock.

Our common stock has historically been sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing shares of our common stock at prevailing prices at any given time may be relatively small or nonexistent. As a consequence, there may be periods of several days or more when trading activity in shares of our common stock is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. This could lead to wide fluctuations in our share price. Investors may be unable to sell their common stock at or above their purchase price, which may result in substantial losses. Also, as a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of shares of our common stock in either direction. The price of shares of our common stock could, for example, decline precipitously in the event a large number of share of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price.

If the selling stockholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling stockholders are offering up to 2,462,436 shares of our common stock through this prospectus. Should the selling stockholders decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, we believe that the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current stockholders.

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None of the proceeds from the sale of shares of common stock by the selling stockholders in this offering will be available to fund our operations or to pay dividends.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. The selling stockholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale will be available to fund our operations, capital expenditures or acquisition opportunities or to pay dividends. See “Use of Proceeds” beginning on page 21.

Our failure to meet the continued listing requirements of the NASDAQ Capital Market could result in a delisting of our common stock.

As of August 10, 2017, our shares of common stock began trading on the NASDAQ Capital Market. If we fail to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock, and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

While our publicly traded warrants are outstanding, it may be more difficult to raise additional equity capital.

As described below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments,” we currently have outstanding publicly traded warrants to purchase 1,380,000 shares of common stock (the “Public Warrants”). During the term that our Public Warrants are outstanding, the holders of such Public Warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the Public Warrants are outstanding.

Our common stock is considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

As long as the price of our common stock remains below $5 per share or we have net tangible assets of $2,000,000 or less, our shares of common stock are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our shares of our common stock and limit the liquidity of our securities.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plans and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

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We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of common stock.

Our Chairman and Chief Executive Officer owns a significant number of shares of our outstanding common stock, and as long as he does, he may be able to control the outcome of stockholder voting.

Grover Wickersham, our chairman and chief executive officer, is the beneficial owner of approximately 13% of the outstanding shares of our common stock as of September 30 , 2017. Accordingly, he may be able to control us and direct our affairs and business, including any determination with respect to a change in control, future issuances of common stock or other securities, declaration of dividends on the common stock and the election of directors.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 15,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment, and the new securities may have rights, preferences and privileges senior to those of our common stock.

By issuing preferred stock, we may be able to delay, defer, or prevent a change of control.

Our Articles of Incorporation permits us to issue, without approval from our stockholders, a total of 100,000,000 shares of preferred stock. Our Board of Directors may determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

We face risks related to compliance with corporate governance laws and financial reporting standard.

The Sarbanes-Oxley Act of 2002, as well as related rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming, burdensome and expensive. Although we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate or may not operate effectively. Any failure to comply with the requirements of Section 404, our ability to remediate any material weaknesses that we may identify during our compliance program, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock and we could be subject to regulatory sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Substantial sales of our stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	Estimates of our expenses, capital requirements and need for additional financing;

●	Our financial performance;

●	Developments and projections relating to our competitors and our industry; and

●	Our ability to develop, market and sell our products at commercially reasonable values.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

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USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales. However, we may receive proceeds from the cash exercise of the Selling Stockholder Warrants, which, if exercised for cash with respect to all 1,123,516 shares, would result in gross proceeds to us of approximately $7,993,736. We intend to use any net proceeds from any exercise of the Selling Stockholder Warrants for operating costs, working capital, and general corporate purposes. The amount and timing of our actual use of proceeds may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive and the timing of when we receive such proceeds. There is no guarantee that the Selling Stockholder Warrants will be exercised in full or at all. The selling stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

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MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Until August 10, 2017, our common stock was traded on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” On August 10, 2017, our common stock became listed on the NASDAQ Capital Market under the symbol “ESDI.”

Very limited trading of our common stock has occurred during the past two years; therefore, only limited historical price information is available. The table below sets forth the high and low closing bid prices of our common stock for the last two fiscal years and through October 18, 2017, as reported by OTC Markets Group Inc. and the NASDAQ Capital Market, as applicable, and represents inter-dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions. We effected a 1-for-20 reverse stock split on October 18, 2016 and a 1-for-3 reverse stock split on June 15, 2017. All quotations noted in the table prior to those dates have been adjusted to reflect the impact of the reverse stock splits.

We consider our stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of our stock. Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	High	Low

Year Ending December 31, 2017
First Quarter	$7.50	$4.35
Second Quarter	6.75	4.00
Third Quarter on OTC Markets (through August 9, 2017)	6.77	5.01
Third Quarter on NASDAQ (through September 30 , 2017)	4. 16	3.40
Fourth Quarter (through October 18, 2017)	4.19	3.80

Year Ended December 31, 2016
First Quarter	$18.00	$8.97
Second Quarter	9.84	2.79
Third Quarter	6.30	4.80
Fourth Quarter	7.35	4.50

Year Ended December 31, 2015
First Quarter	$126.00	$105.00
Second Quarter	124.20	92.40
Third Quarter	133.80	17.94
Fourth Quarter	29.40	9.60

Our shares of common stock and Public Warrants are issued in registered form. The registrar and transfer agent for our shares of common stock and the warrant agent for our Public Warrants is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119; telephone: (702) 361-3033; facsimile: (800) 785-7782).

As of September 30 , 2017, there were 4,824,399 shares of our common stock outstanding, which were held by approximately 134 record stockholders. On October 18 , 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $3.81 per share. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in documentation incorporated herein by reference. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in, or implied by, the forward-looking statements contained in the following discussion and analysis.

Corporate Overview

We are an Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka and rum. Unlike many, if not most, distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers. Our growth strategy is to build on our local base in the Pacific Northwest and expand selectively to other markets by using major spirits distributors, such as Southern Glazer Wines and Spirits, or regional distributors that focus on craft brands. As a small company in the large, international spirits marketplace filled with massive conglomerates, we are innovative in exploiting new trends with our products, for example, our coffee rum with cold-brew coffee and low sugar, and our gluten-free potato vodka. In December 2016 we retained Sandstrom Partners (an internationally known spirit branding firm that branded St Germain and Bulleit Bourbon) to guide our marketing strategy and branding. Sandstrom Partners subsequently became an investor in us. We seek to be a leader in creating spirits that offer better value than comparable spirits, for example our value priced Burnside Bourbon and Portland Potato Vodka, and an innovator in creating imaginative spirits that offer a unique taste experience, for example our coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. In May 2017, we acquired Big Bottom Distillery (“BBD”) for its excellent, award winning range of super premium gins and whiskeys, including Navy Proof Gin, Oregon Gin, Delta Rye and initial production of American Single Malt whiskey. BBD’s super premium spirits will expand our tasting room offerings and give us a presence at the “high end” of the market. In addition, through MotherLode, our wholly-owned subsidiary acquired in March 2017, we also provide contract bottling and packaging services for existing and would be spirits producers, some of whom contract with us to blend or distill spirits. As a publicly-traded craft spirit producers, we have access to the public capital markets to support our long-term growth initiatives, including strategic acquisitions.

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. Until October 2014, Eurocan Holdings operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. (“MWW”).

Our sales during the first quarter of 2017 increased 33% over the prior year, primarily due to three factors: 1) increased wholesale sales traction within the Pacific Northwest; 2) the acquisition of MotherLode and the expansion of our private label business; and 3) the addition of a new retail location in February 2017. The Oregon market continues to experience strong year-over-year growth. During the first quarter of 2017, Oregon represented approximately 79% of sales, compared to 2016 where Oregon represented approximately 58% of sales. National distribution sales were flat quarter-over-quarter, but we anticipate making strong sales progress in new markets and for such markets to represent a larger percentage of our overall sales.

We have also invested heavily in our infrastructure (facilities, people, and marketing programs) in order to support our planned expansion and believe we are well positioned to experience further improved performance throughout the balance of 2017.

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Components of our Statements of Operations

Sales, Excise Taxes and Cost of Sales

Our sales consist primarily of sales of our 14 branded products to wine and spirits wholesale distributors. We also sell directly to consumers at our retail locations and kiosks, all of which are currently located in the Portland, Oregon area, in our tasting rooms, at our facilities, and through online sales. In addition, we periodically hold special events, such as tastings and private functions, where we may also sell merchandise and bottle sales directly to consumers. Sales to distributors will continue to account for a majority of our sales for the foreseeable future.

We are required to pay excise taxes imposed by the United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”) as well as excise taxes of the individual states into which we sell our products, the amount of which varies from state to state. Net sales is calculated by reducing total sales by excise taxes, and customer programs and incentives expenses.

Cost of sales consists of the costs of ingredients used in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging and in-bound freight charges.

Expenses

Advertising, promotion and selling expenses

Advertising costs are expensed as incurred and are included in advertising, promotional and selling expenses in the accompanying statements of operations. Customer programs and incentives, which include customer promotional discount programs, customer incentives and other payments, are a common practice in the alcohol beverage industry. We make these payments to customers and incur these costs to promote sales of products and to maintain competitive pricing. Amounts paid in connection with customer programs and incentives are recorded as reductions to net sales or as advertising, promotional and selling expenses in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 605-50, Revenue Recognition- Customer Payments and Incentives, based on the nature of the expenditure.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including stock-based compensation, for personnel in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, consulting, accounting, and audit services. We expect that our general and administrative expenses will increase in future periods as we continue our efforts to expand our operations.

Other Expense

Other expense varies from period to period and can include such items as amortization of a beneficial conversion feature on convertible notes payable, amortization of debt issuance costs and interest expense.

Results of Operations

Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

Our sales for the six months ended June 30, 2017 increased to $1,713,191, or approximately 37%, from $1,249,346 for the six months ended June 30, 2016. The following table compares our sales in the six months ended June 30, 2017 and 2016:

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	Six Months Ended June 30,
	2017		2016
Wholesale	$928,756	54%	$814,584	65%
Private Label	191,683	11%	-	-
Retail / Special Events	592,752	35%	434,762	35%
Total	$1,713,191	100%	$1,249,346	100%

The increase in sales in the six months ended June 30, 2017 is primarily attributable to three factors: increased wholesale sales traction within the Pacific Northwest; the acquisitions of MotherLode and BBD, and the related expansion of our private label business; and the addition of three retail locations.

Excise taxes, customer programs and incentives for the six months ended June 30, 2017 increased to $495,680, or approximately 65%, from $300,802 for the comparable 2016 period. The increase is attributable to the increase in liquor sales due to our increased distribution and sales traction during the period.

During the six months ended June 30, 2017, cost of sales increased to $717,538, or approximately 37%, from $524,385 for the six months ended June 30, 2016. The increase is primarily attributable to the costs associated with our increased liquor sales in the period as well as certain one-time adjustments related to the recent acquisitions. We believe the cost of sales we reported in both 2017 and 2016 are not typical of our expected future results because the product costs in both periods are based on smaller production lots, and do not reflect the economies of scale that we expect to achieve as we continue to scale our operations.

Gross profit is calculated by subtracting the cost of products sold from net sales. Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by packaging and production costs. Gross margin is gross profits stated as a percentage of net sales.

The following table compares our gross profit and gross margin in the six months ended June 30, 2017 and 2016:

	Six Months Ended June 30,
	2017	2016

Gross profit	$499,973	$424,159
Gross margin	41%	45%

Our gross margin of 41% of net sales in the six months ended June 30, 2017 decreased from our gross margin of 45% for the six months ended June 30, 2016 primarily due to higher taxes on our retail and special events sales; low introductory pricing on the new 1.75 Liter Portland Potato Vodka and the temporary price reduction on the 750mL Portland Potato Vodka to support the more aggressive marketing effort of this brand; and purchase accounting for the BBD acquisition resulted in a (one-time) stepped-up inventory value at the acquisition date and thus a higher cost of goods sold as that inventory was sold.

Advertising, promotional and selling expenses for the six months ended June 30, 2017 increased to $935,997, or approximately 62%, from $578,235 for the six months ended June 30, 2016. This increase is primarily due to our efforts to expand our product sales both regionally in the Pacific Northwest as well as target national markets.

General and administrative expenses for the six months ended June 30, 2017 decreased to $1,574,868, or approximately 11%, from $1,767,079 for the six months ended June 30, 2016. This decrease is primarily due to decreased management headcount and tighter expense controls, offset by $372,534 higher stock-based compensation expense in 2017.

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In the six months ended June 30, 2107, we had a $40,975 loss on disposal of property and equipment, primarily related to the write-off of construction-in-process on our MLK facility due to the early lease termination agreement we were able to execute in February 2017, and the write-off of leasehold improvements on our MotherLode facility as it is being renovated to accommodate new and expanded production capabilities.

Total other expense, net was $139,077 for the six months ended June 30, 2017, compared to $403,024 for the six months ended June 30, 2016, a decrease of 66%. This decrease was primarily due to lower interest expense that started with the conversion of outstanding debt with beneficial conversion features and debt issuance costs into common stock in December 2016 and continued into 2017.

Net loss attributable to common shareholders during the six months ended June 30, 2017 was $2,194,506 as compared to a loss of $2,341,938 for the six months ended June 30, 2016. The reduction in our net loss was primarily attributable to our decreased general and administrative expenses and interest expense during 2017, which amounts were offset by higher advertising, promotional and selling expenses and a lower gross margin.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Our sales for the year ended December 31, 2016 increased to $3,042,527, or approximately 31%, from $2,326,664 for the year ended December 31, 2015, as follows:

	2016	% Sales	2015	% Sales
Wholesale	$1,858,472	61%	$982,469	42%
Retail / Special Events	1,184,055	39%	1,344,195	58%
Total	$3,042,527	100%	$2,326,664	100%

The increase in sales in the year ended 2016 is primarily attributable to our increased national distribution, as well as further wholesale sales traction within the Pacific Northwest. Retail/special events sales declined during the year primarily due to the fact that one of our three stores was closed during part of the year (March through November 2016).

Excise taxes, customer programs, and incentives for the year ended December 31, 2016 increased to $934,221, or approximately 50%, from $624,046 for the year ended December 31, 2015. The increase is attributable to the increase in liquor sales, due to our increased distribution and sales traction during the year. In addition, customer programs and incentives increased due to our increased national distribution.

During the year ended December 31, 2016, cost of sales increased to $1,280,344, or approximately 47%, from $870,390 for the year ended December 31, 2015. The increase is primarily attributable to the costs associated with our increased liquor sales in the year. We believe that the cost of sales we reported for both 2016 and 2015, however, are not typical of our expected future results, because the product costs in both years are based on smaller production lots, and do not reflect the economies of scale that we anticipate as we move into our new production facility in mid-2017 and continue to scale our operations.

Gross profit is calculated by subtracting the cost of sales from net sales. Cost of sales consists of the costs of ingredients utilized in the production of spirits, manufacturing labor and overhead, warehousing rent, packaging, and in-bound freight charges. Ingredients account for the largest portion of the cost of sales, followed by packaging and production costs. Gross margin is gross profits stated as a percentage of net sales.

The following table compares our gross profit and gross margin in the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015

Gross profit	$827,962	$832,228
Gross margin	39%	49%

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Our gross margin of 39% of net sales in the year ended December 31, 2016 declined from our gross margin of 49% for the year ended December 31, 2015, primarily due to higher customer programs and incentives from the national product expansion, higher raw material costs experienced during the year and to a lesser extent product mix.

Advertising, promotional and selling expenses for the year ended December 31, 2016 increased to $1,244,152, or approximately 35%, from $923,310 for the year ended December 31, 2015. This increase is primarily due to our efforts to expand our product sales nationally. Advertising expense was approximately $297,000 and $389,000 for the years ended December 31, 2016 and 2015, respectively. Amounts paid to customers in connection with customer programs and incentives totaled $136,786 and $3,184 in 2016 and 2015, respectively.

General and administrative expenses for the year ended December 31, 2016 increased to $3,881,771, or approximately 13%, from $3,450,436 for the year ended December 31, 2015. This increase is primarily due to increased legal, accounting, and professional costs related to our various financing efforts in 2016, and higher stock-based compensation expense in 2016.

Other expense was $901,658 for the year ended December 31, 2016, compared to $59,548 for the year ended December 31, 2015, an increase of 1414%. This increase was primarily due to an increase in interest expense and amortization of debt discounts of $512,479 pertaining to our 2016 debt financings.

Net loss available to common stockholders during the year ended December 31, 2016 was $5,251,293 as compared to a loss of $3,601,066 for the year ended December 31, 2015. Our net loss was primarily attributable to our increased selling, general and administrative expenses relating to increased national sales distribution expenses, as well as increased legal, accounting and professional costs during 2016.

Liquidity and Capital Resources

Our primary capital requirements are for the financing of inventories, and cash used in operating activities. Funds for our cash and liquidity needs have historically not been generated from operations but rather from short-term credit in the form of extended payment terms from suppliers as well as from convertible debt and equity financings.

For the six months ended June 30, 2017 and 2016, we incurred a net loss of approximately $2.2 and $2.3 million, respectively, and have an accumulated deficit of approximately $15.0 million as of June 30, 2017. We have been dependent on raising capital from debt and equity financings to meet our needs for cash flow used in operating activities. For the six months ended June 30, 2017, we raised approximately $3.1 million from financing activities to meet cash flows used in operating activities.

At June 30, 2017, we had approximately $1.3 million of cash on hand with a positive working capital of $2.9 million. Our ability to meet our ongoing operating cash needs is dependent on generating positive operating cash flow, primarily through increased sales, improved profit growth and controlling expenses. Management has taken actions to improve profitability, reduce headcount, reduce rent and increase sales. In addition, through August 14, 2017, we have raised an additional $5.4 million in cash gross proceeds through equity offerings (see “Recent Developments” below). Management believes that cash on hand and proceeds generated from the most recent equity financing, along with revenue that the Company expects to generate as a result of its two recent acquisitions will be sufficient to meet our cash needs for the foreseeable future.

The Company’s cash flows for the six months ended June 30, 2017 and 2016 are as follows:

	2017	2016
Net cash flows provided by (used in):
Operating activities	$(2,751,955)	$(1,559,774)
Investing activities	(147,991)	(7,052)
Financing activities	3,109,125	2,439,105

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Operating Activities

During the six months ended June 30, 2017, the net loss plus non-cash adjustments used was approximately $1.3 million compared to using $1.7 million in 2016. The decrease in cash usage can be primarily attributed to the smaller net loss incurred in 2017 as compared to 2016, and non-cash adjustments in the aggregate were about $285,000 lower in 2017. In addition, there was an increase of $0.5 million in inventory and a $0.6 million reduction in accrued liabilities in 2017. In 2016, there was a $0.1 million increase in inventory, a $0.1 million increase in trade receivables, a $0.1 million decrease in prepaid expenses and $0.3 million net increase in accounts payable and accrued liabilities.

Investing Activities

Cash used in investing activities consists primarily of purchases of property and equipment. Capital expenditures of $152,532 and $7,052 were incurred in the six months ended June 30, 2017 and 2016 respectively.

Financing Activities

During the six months ended June 30, 2017, our operating losses and working capital needs were funded by $1.6 million in proceeds from the sale of common stock, warrant exercises of $0.2 million, and $1.4 million in proceeds from the issuance of convertible notes. Net cash flows provided by financing activities during the six months ended June 30, 2016 primarily consisted of $2.0 million in proceeds from the sale of common stock and $0.5 million in proceeds from issuing preferred stock.

Recent Developments

Underwritten Unit Offering and NASDAQ Uplisting

On August 10, 2017, we entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative, joint lead underwriter and joint bookrunner (the “Representative”), and Aegis Capital Corp., as joint lead underwriter and joint bookrunner, and with the other underwriters (the “Underwriters”) named therein, relating to a firm commitment underwritten public offering of 1,200,000 units (the “Units”), each Unit consisting of one share of our common stock and warrants to purchase one share of common stock (the “Public Warrants”). The public offering closed on August 15, 2017. The Units were sold at a price equal to $4.50 per Unit. Each Public Warrant is exercisable to purchase one share of common stock at an exercise price of $5.40 per share (120% of the public offering price of the Units). The Public Warrants will be exercisable at any time from the date of issuance through August 10, 2022, unless earlier redeemed. Beginning 90 days after the date of the Underwriting Agreement, the Public Warrants will be redeemable at our option, in whole or in part, at a redemption price equal to $0.15 per Public Warrant upon 30 days’ prior written notice, at any time after the date on which the closing price of the common stock has equaled or exceeded $7.65 per share (170% of the public offering price of the Units) for at least five consecutive trading days. We also granted the Underwriters a 45-day option to purchase up to an additional 180,000 shares of common stock at a price of $4.49 per share, less the underwriting discounts and commissions, and 180,000 Public Warrants at a price of $0.01 per Public Warrant, to cover over-allotments, if any.

On August 24, 2017, we completed the closing of the exercise of the Underwriters’ over-allotment option to purchase an additional 180,000 shares of common stock (the “Over-allotment Shares”) at the offering price of $4.49 per share, resulting in additional gross proceeds to us of approximately $808,200. After giving effect to the exercise of the over-allotment option, we raised a total of $6,210,000 in gross proceeds, before deducting underwriting discounts and commissions and other estimated offering expenses, through the issuance of a total of 1,380,000 shares of Common Stock and 1,380,000 Public Warrants in the public offering.

The offering was conducted pursuant to a registration statement on Form S-1 (File No. 333- 215848) and a related prospectus filed with the Securities and Exchange Commission, which became effective on August 9, 2017. Shares of our common stock and the Public Warrants began trading on August 10, 2017 under the symbols “ESDI” and “ESDIW,” respectively, on the NASDAQ Capital Market.

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Pursuant to the Underwriting Agreement, we paid the Underwriters a commission equal to 7.0% of the gross proceeds of the offering and issued to Roth Capital Partners a warrant (the “Underwriters’ Warrant”) to purchase an aggregate of 120,000 Units, with an exercise price of $5.40 per Unit, which is equal to 120% of the public offering price per Unit. The Underwriters’ Warrant will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing on August 10, 2018.

The Underwriting Agreement contains customary representations, warranties and agreements by us, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

In connection with the offering, we also entered into a warrant agent agreement (the “Warrant Agreement”) dated August 10, 2017 with Pacific Stock Transfer Company (“Pacific Stock”) for Pacific Stock to act as warrant agent for the Public Warrants.

Prior Common Stock Issuances

On several dates between March 31, 2017 and June 4, 2017, we issued an aggregate of 400,000 units at $3.90 per unit, with each unit consisting of one share of common stock and one three-year common stock purchase warrant exercisable at $7.50 per share (subject to adjustment), for total proceeds of $1,560,000 in cash. The financing closed in several phases: (1) on March 31, 2017, on which date we issued 192,308 shares of our common stock for $750,000 in cash proceeds and also issued warrants to purchase 192,308 shares of common stock, (2) on several dates between April 3, 2017 and May 4, 2017, during which period we issued 85,602 shares of our common stock for $333,815 in cash proceeds and also issued warrants to purchase 85,602 shares of common stock, and (3) on several dates between May 5, 2017 and June 4, 2017, during which period we issued 122,109 shares of our common stock for $476,185 in cash proceeds and also issued warrants to purchase 122,109 shares of common stock. These shares are subject to the Registration Rights Agreement described below in “Selling Stockholders.” The warrants issued in connection with the transactions described above are referred to herein as the “2017 Warrants.”

On several dates between April 21, 2017 and June 30, 2017, we issued an aggregate of $1,400,000 convertible promissory notes to accredited investors. The notes have a maturity date of three years from the date of issuance, and bear interest at the rate of five percent (5%) and six percent (6%) per annum. The notes have an automatic conversion feature upon the closing (or first in a series of closings) of the next equity financing in which we sell shares of our equity securities for an aggregate consideration of at least $4,000,000 at a purchase price of at least $7.50. The outstanding principal and unpaid accrued interest on the notes shall be automatically converted into equity securities at a price equal to 80% of the price paid per share by the investors in the next equity financing or $6.00, whichever is lower, provided, however, that in no event shall the conversion price be less than $6.00. The notes have a voluntary conversion feature where the investor may convert, in whole or in part, at any time at the conversion rate of $6.00.

In May 2017, we completed the acquisition of a majority stake in BBD. We issued 28,096 shares of common stock to the owners of BBD as consideration for 90% of the BBD LLC units. Based on the closing share price of our common stock of $4.80 on May 1, 2017, the value of the transaction was $134,858. with issuance costs of $14,400.

In March 2017, we issued 19,795 shares of common stock to four third-party consultants in exchange for services rendered.

In March 2017, we issued 575 shares of common stock to employees for stock-based compensation of $2,517.

On March 8, 2017, we completed the acquisition of MotherLode. We issued 86,667 shares of common stock to the owners of MotherLode as consideration for the acquisition. Based on the closing share price of our common stock of $4.35 on March 8, 2017, the value of the transaction was $377,000.

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In March 2017, we issued 22,436 shares of common stock upon conversion of 8% convertible promissory notes with an aggregate principal amount converted of $87,500.

In March 2017, we issued 83,334 shares of common stock upon conversion of 250 shares of preferred stock.

From January 15, 2017 through February 16, 2017, we received warrant exercises and common stock subscriptions for 40,834 shares for aggregate cash proceeds of $159,250.

From January 4, 2017 to January 22, 2017, we sold 15,000 shares of common stock to accredited investors at a price of $3.90 per share for aggregate cash proceeds of $58,500.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These items are monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. The more judgmental estimates are summarized below. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from the Company’s estimates if past experience or other assumptions do not turn out to be substantially accurate.

Revenue Recognition

Net sales includes product sales, less excise taxes, customer programs and incentives. we record revenue when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

We recognize sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the Oregon Liquor Control Commission (OLCC), we recognize sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. We exclude sales tax collected and remitted to various states from sales and cost of sales. Sales from items sold through our retail location are recognized at the time of sale.

Sales received from online merchants who sell discounted gift certificates for our merchandise and tastings is deferred until the customer has redeemed the discounted gift certificate or the gift certificate has expired, whichever occurs earlier.

Customer Programs and Incentives

Customer programs and incentives, which include customer promotional discount programs, customer incentives and other payments, are a common practice in the alcohol beverage industry. We make these payments to customers and incur these costs to promote sales of products and to maintain competitive pricing. Amounts paid in connection with customer programs and incentives are recorded as reductions to net revenue or as advertising, promotional and selling expenses in accordance with ASC Topic 605-50, Revenue Recognition- Customer Payments and Incentives, based on the nature of the expenditure. Amounts paid to customers totaled $79,837 and $19,241 for the six months ended June 30, 2016 and 2017, respectively.

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Shipping and Fulfillment Costs

Freight costs incurred related to shipment of merchandise from our distribution facilities to customers are recorded in cost of sales.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. At June 30, 2017, four customers represented 83% of trade receivables, and at December 31, 2016, three customers represented 91% of trade receivables. Sales to two customers accounted for approximately 46% of consolidated net sales for the six months ended June 30, 2017. Sales to one customer, the OLCC, accounted for approximately 35% of net sales for the six months ended June 30, 2016.

Inventories

Inventories primarily consist of bulk and bottled liquor and merchandise and are stated at the lower of cost or market. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by the OLCC on consignment until it is sold to a third party. Eastside regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. We have recorded no write-downs of inventory for the six months ended June 30, 2017 and 2016.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $935,997 and $578,235 for the six months ended June 30, 2017 and 2016, respectively.

Excise Taxes

The Company is responsible for compliance with Alcohol and Tobacco Tax and Trade Bureau (TTB) regulations, which includes making timely and accurate excise tax payments. The Company is subject to periodic compliance audits by the TTB. Individual states also impose excise taxes on alcohol beverages in varying amounts. The Company calculates its excise tax expense based upon units produced and on its understanding of the applicable excise tax laws. Excise taxes totaled $415,843 and $281,561 for the six months ended June 30, 2017 and 2016, respectively.

Stock-Based Compensation

The Company recognizes as compensation expense all stock-based awards issued to employees in accordance with the fair value recognition provisions of Accounting Standards Codification Topic 718, Compensation - Stock Compensation. The compensation cost is measured based on the grant-date fair value of the related stock-based awards and is recognized over the service period of stock-based awards, which is generally the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which estimates the fair value of each award on the date of grant based on a variety of assumptions including expected stock price volatility, expected terms of the awards, risk-free interest rate, and dividend rates, if applicable. Stock-based awards issued to nonemployees are recorded at fair value on the measurement date and are subject to periodic market adjustments as the underlying stock-based awards vest. Stock-based compensation was $374,687 and $140,370 in 2016 and 2015, respectively, and $619,042 and $246,508 for the six months ended June 30, 2017 and 2016, respectively.

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Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material.

Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standard Boards (the “FASB”) issued Accounting Standard Update (“ASU”) No. 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We have adopted ASU 2016-09 as of March 31, 2017.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

●	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

●	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. We are currently evaluating the impact ASU 2016-02 will have on the Company’s condensed consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 will supersede virtually all existing revenue guidance. Under this update, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. ASU 2014-09 is to be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. The Company will elect to apply the impact (if any) of applying ASU 2014-09 to the most current reporting period presented in the financial statements with a cumulative effect adjustment to retained earnings. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. ASU 2015-14 defers the effective date of ASU 2014-09 for one year, making it effective for the year beginning December 31, 2017, with early adoption permitted as of January 1, 2017. The Company currently expects to adopt ASU 2014-09 in the first quarter of 2018. The Company does not expect adoption of ASU 2014-09 to have a material impact on its consolidated financial statements.

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In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (“ASU 2014-15”). The new guidance explicitly requires that management assess an entity’s ability to continue as a going concern and may require additional detailed disclosures. ASU 2014-15 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. We have adopted ASU 2014-15 as of December 31, 2016.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 is part of the FASB’s initiative to simplify accounting standards. The guidance requires an entity to recognize inventory within scope of the standard at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective prospectively for the year beginning January 1, 2017. We have adopted ASU 2015-11 as of March 31, 2017.

In April 2015, the FASB issued ASU 2015-03, simplifying the presentation of debt issuance costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for annual and interim periods beginning after December 15, 2015 and early application is permitted. We have early adopted ASU 2015-03 as of

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BUSINESS

Overview

We are an Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, gin, American whiskey, rye, vodka, and rum. Unlike many, if not most distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers. Our growth strategy is to build on our local base in the Pacific Northwest and expand selectively to other markets by using major spirits distributors, such as Southern Glazer Wines and Spirits, or regional distributors that focus on craft brands.

As a small business in the large, international spirits marketplace populated with massive conglomerates, we rely heavily on creativity to create innovative products. In December 2016 we retained Sandstrom Partners, the internationally known sprits branding firm that branded St Germain and Bulleit Bourbon, to assist us in our mission, and it became an investor in our Company. We seek to be a leader in creating spirits that offer better value than comparable spirits, for example our value priced Burnside Bourbon and Portland Potato Vodka, and an innovator in creating imaginative spirits that offer a unique taste experience, for example our cold-brewed coffee rum, Oregon oak aged whiskeys, Marionberry Whiskey and Peppermint Bark holiday liqueur. On May 1, 2017, we acquired Big Bottom Distillery for its excellent, award winning range of super premium gins and whiskeys, including Navy Proof Gin, Oregon Gin, Delta Rye and initial production of American Single Malt whiskey. BBD’s super premium spirits will expand our tasting room offerings and give us a presence at the “high end” of the market. Also, through MotherLode, our wholly-owned subsidiary acquired on March 8, 2017, we also provide contract bottling and packaging services for existing and would be spirits producers, some of whom might also contract with us to blend or distill spirits.

We also intend to capitalize on our uniqueness as a publicly-traded craft spirit producer, with access to the public markets, to support our growth, including by making strategic acquisitions.

Recent Events

MotherLode Acquisition

On March 8, 2017, we acquired MotherLode LLC, a Portland, Oregon-based provider of bottling services and production support to craft distilleries. Since its founding in 2014, the mission of MotherLode has been to enable craft distillers to increase their production and extend their product lines, reducing cost and increasing efficiency, thereby freeing them to focus on their craft. The typical MotherLode customer is a distillery of small batch, hand-crafted spirits, or a premium craft spirit sold as a private label.

We recently relocated much of our own operations to MotherLode’s facility and plan to expand our manufacturing resources. Plans are in place for a pneumatic bottling line, which we anticipate could result in a five-time increase in bottling rate and provide us with an opportunity for large-volume spirit handling capability.

In addition to bottling services for distillers and other producers of spirits, MotherLode bottles “private label” craft spirits for customers who have on-premise or off-premise licenses, including retail and liquor stores, bars, restaurants, events, and businesses that want to take advantage of the benefits that come from having their brand clearly printed on a label. MotherLode’s craft spirits can also be private labeled for corporate gifts, wedding, birthdays and other personal events.

Finally, MotherLode intends to begin canning wine and Ready to Drink (“RTD”) alcoholic drinks for its Pacific Northwest customers. The custom built canning line is designed to produce Ball Corporation’s popular “slim can” in 187 ml, 200 ml and 250 ml sizes, with 250 ml being equal to approximately 8.45 ounces. The new line will be able to can wine and RTD beverages containing up to 20% alcohol by volume.

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Big Bottom Distilling Acquisition

On May 1, 2017 we acquired 90% of the ownership of Big Bottom Distilling (“BBD”), a Hillsboro, Oregon-based distiller and producer of super premium gins, whiskeys, brandies, rum, and vodka. The extensive BBD product portfolio includes several craft spirits that we believe are highly complementary to our product line, including The Ninety One Gin, Navy Strength Gin (114 proof), and Delta Rye (111 proof) rye whiskey, among others. Inspired by the craft spirits movement in Oregon, BBD’s small-batch, hand-crafted spirits provide consumers with unique takes on traditional spirits. The spirits portfolio created by Ted Pappas and lead distiller Travis Schoney, formerly of High West Distilling of Park City, Utah, has won awards for such specialty finished whiskeys as the Barlow Trail Port Cask Finished Whiskey. BBD craft spirits are primarily distributed in Oregon, California and Illinois. We intend to distribute BBD products using our own distribution base and sales team, on a selective basis, in the U.S. and Canada. We intend to collaborate with BBD on expanding the production of BBD’s super-premium American Single Malt Whiskey, made with malted Pacific Northwest barley, fermented and distilled entirely on premises (i.e., in bond).

Retention of Sandstrom Partners

In late 2016, with the goal of increasing our brand value and accelerating sales, we retained Sandstrom Partners, a Portland-based firm specializing in spirits branding, and tasked them with reviewing our current product portfolio, as well as our new ideas, and advising us on marketing, creation of brand awareness and product positioning, locally and nationally. We intend to use Sandstrom’s full range of brand development services, including research, strategy, brand identity, package design, environments, advertising as well as digital design and development. Sandstrom Partners is recognized as preeminent in spirits brand development and their work appears in most national and international design competitions. Some of Sandstrom Partners current and past spirit branding clients include St-Germain, Brown-Forman, Brown Forman/Chambord, Old Forester, Stillhouse Distilling, Aviation Gin, Diageo, Bulleit Bourbon, Miller Brewing, Pernod Ricard, Bacardi Oakheart. Sandstrom’s approach to spirits marketing typically involves telling a compelling story whose plot is transmitted in every consumer communication: from the name, to the package, point-of-sale, web, and advertising. We anticipate that Sandstrom will begin to impact our packaging design in the second half of 2017.

Market Opportunity

Large and Growing Global and Domestic Markets

The global spirits market generated total revenues of $316 billion in 2013, representing a compound average growth rate (CAGR) of 3.4% between 2009 and 2013, according to MarketLine. The performance of the market is forecasted to accelerate with an anticipated CAGR of 4.2% for the five-year period 2013-2018, which is expected to increase revenues generated by this market to approximately $388 billion by the end of 2018.

The U.S. spirits market had total revenues of $24.1 billion in 2015, representing a 25% increase since 2010, according to the Distilled Spirits Council of the United States (DISCUS). The domestic market share of spirits compared to beer and wine was at a record 35.4% in 2015 according to DISCUS, representing more than a 2% gain over beer and wine in terms of market share since 2010.

Key Growth Trends That We Target

Craft – The market share of “craft” distillers (defined as any producer that bottles less than 100,000 cases annually) has doubled over the last two years, and is projected to reach 8% by 2020, according to BNP Paribas.

Women – The United States Alcohol and Tobacco Tax and Trade Bureau (“TTB”), Park Street Imports, LLC (“Park Street”) and the US Census Bureau estimate that 37% of all U.S. whiskey drinkers are women.

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Millennials – Generally, millennials (individuals born between the early 1980s and the mid-1990s) value “authenticity” and are inspired by travel, like to try new products and seek new experiences, according to a survey by BeverageDaily.com. Millennials tend to drink a broader range of spirit types (vodka, rum, tequila, whiskey, gin) than prior generations and consume more expensive spirits than their predecessors. These individuals are often attracted to vintage spirits and cocktails with nostalgic followings, such as throwbacks to the 1950’s like rye whiskey, bourbon, and the Manhattan cocktail. According to Barclays Research, millennials increasingly prefer spirits over beer and wine, and flavored spirits in particular. In addition, according to DISCUS, millennials are more willing than prior generations to purchase premium spirits.

Flavored – According to DISCUS, flavored spirits sales continue to grow faster than the overall spirits market, and flavored whiskey, which is especially appealing to younger drinkers and women, is the fastest growing flavored spirit category.

International – The demand for U.S.-produced spirits abroad is increasing significantly. U.S. spirit exports nearly doubled over the past decade to $1.56 billion in 2015, and whiskey exports were up approximately 5.4% in 2015 compared to 2014. The largest export markets for U.S. spirits include the United Kingdom, Canada, Germany, Australia, and Japan.

Our Strategy

Our objective is to build Eastside Distilling into a profitable spirits company, with a distinctive portfolio of premium and high-end spirits brands that have national, and even international, consumer appeal and following. To help achieve this, we expect to:

● Target Industry Growth Trends. Demand for U.S.-produced premium and high-end craft spirits, particularly whiskeys, has been increasing among millennials and women. We endeavor to capitalize on these trends by developing products that appeal to changing demographics, as typified by our Master Distiller, Melissa Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River.

● Be Experimental. We are not afraid to take chances with innovative product offerings that we believe the larger and more bureaucratic companies that populate the industry cannot easily launch. We want to produce and deliver quality products that offer consumers “something different,” such as value or uniqueness, and we want to convey that message with new packaging developed by our spirits branding firm, Sandstrom Partners.

● Be Local. Be true to our Oregon and Pacific Northwest “roots” by shunning artificial additives, using locally sourced ingredients such as our high-quality water and Oregon oak, and relying on skilled local artisans. During 2016, we experienced a 45% increase in wholesale sales and were the third largest spirits producer in that state. In addition, we recently extended our Pacific Northwest focus with our first shipments to Alaska during the first quarter of 2017.

● Expand Geographically and Online. We are building brand awareness and driving sales in multiple geographic markets with the use of social media (Twitter, Facebook, and YouTube). We are partnering with retailers that market heavily online and investing resources into e-commerce and digital marketing.

● Provide Value. We target the high-growth premium ($12-20 per bottle) and high-end ($20-30 per bottle) market segments with premium quality at attractive pricing. In the super premium category (above $50 per bottle), we intend to have limited production offerings that we believe also deliver exceptional value.

● Use Sales Networks of Major U.S. Spirits Distributors. We have established and will continue to build relationships with the major wine and spirit wholesalers to distribute our products into the largest spirits markets in the United States.

● Increase Production. We expect our production of cases to increase each year for the next three years. We believe our increased production capacity will make us more attractive to distribution partners and will also facilitate additional revenues, cost savings and profits.

● Leverage Access to Public Company Markets. The public capital markets facilitate funding access for our long-term growth initiatives, including continuing to make strategic acquisitions.

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Our Strengths

We believe the following competitive strengths will help enable the implementation of our growth strategies:

● Award Winning Diverse Product Line. We have a diverse product line currently offering of more than a dozen premium craft spirits, many of which have won awards for taste and/or product design. According to a study by the American Craft Spirits Association, the U.S. craft spirits volume of cases sold experienced a compound annual growth rate of 27.4% between 2010 and 2015, and saw an increase in market share from 0.8% to 2.2% during that period. Our sales of premium brands have increased over 1,000% since 2011. We believe our diverse, recognized product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

● Key Relationships. We have distribution arrangements with several of the largest wine and spirits distributors in the United States, such as Southern Glazer. We have also engaged Park Street, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will help accomplish our goal of having our premium spirits sold and distributed nationwide.

● Experienced Master Distiller. Our master distiller, Melissa “Mel” Heim, whom we believe is the first female commercial master distiller and blender west of the Mississippi River, is an important factor in distinguishing our brands. We believe that Ms. Heim’s highly regarded “palate” is important to us maintaining a high quality artisanal character to our products as well as adding to our consumer appeal.

Our Product Approach

Our approach to our craft spirits involves five important aspects:

● Commitment to Quality. We create and deliver high-quality, innovative products targeted at growing markets.

● Authentic yet Scalable. We believe our approach to production allows us to produce our products at scale while keeping flavor profiles consistent.

● Unique Talent and Experience. Every spirit reflects the creativity of our entire team;

● Extensive Spirit Portfolio. Many craft distillers have only one to three products; we have over a dozen, which we believe affords us the opportunity to target a broader range of consumers with our brands.

● Generate Customer Loyalty. These factors attract loyal and enthusiastic customers and major distributors for our products.

Our Brands

We develop, produce and market the premium brands listed below.

Burnside Bourbon. We develop, market and produce two premium, barrel–aged bourbons: Burnside Bourbon and Oregon Oak Burnside Bourbon. Our Burnside Bourbon is aged in oak barrels, is 96 proof and won a Gold Medal in the MicroLiquor Spirit Awards in 2014, and another from Beverage Tasting Institute. Our Oregon Oak Burnside Bourbon is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels and we consider it an “ultra-premium” brand. Our Burnside Bourbon brands accounted for approximately 40%, 35% and 41% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Burnside Bourbon increased by 163% from 2014 to 2016, compared to a 12% increase for the bourbon industry in general during the same period.

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Barrel Hitch American Whiskey. We develop, market and produce two premium whiskeys: Barrel Hitch American Whiskey and Barrel Hitch Oregon Oaked Whiskey. Our Barrel Hitch American Whiskey is 80 proof and won a triple-Gold Medal and best of show in the MicroLiquor Spirit Awards in 2015. Our Oregon Oak version is produced in limited quantities and aged for an additional 90 days in heavily charred Oregon oak barrels, and we consider it an “ultra-premium” brand. Our whiskey brands were introduced in July 2015 and accounted for approximately 17% and 7% of our revenues for 2016 and 2015, respectively.

Premium Vodka. We develop, market and produce a premium potato vodka under the brand name Portland Potato Vodka which is distilled from potatoes rather than grain and as such is gluten-free. Our Portland Potato Vodka was awarded a silver medal from the American Wine Society and a gold medal from the Beverage Tasting Institute, which also gave it a “Best Buy” rating. Our Portland Potato Vodka accounted for approximately 13%, 14% and 18% of our revenues for years 2016, 2015 and 2014, respectively. Case volume of our Portland Potato Vodka increased by 185% from 2014 to 2016, compared to a 4% increase for the vodka industry in general during the same period.

Distinctive Specialty Whiskeys. We develop, market and produce two distinctive specialty whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MircroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries (a hybrid blackberry) with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our specialty whiskeys accounted for approximately 13%, 15% and 14% of our revenues for years 2016, 2015 and 2014, respectively.

Below Deck Rums. We develop, market and produce four rums under the Below Deck brand name: Below Deck Silver Rum, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is our original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition. Below Deck Ginger Rum is infused with natural ginger. Our Below Deck Rums accounted for approximately 10%, 12% and 15% of our revenues for years 2016, 2015 and 2014, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, we create seasonal and limited-edition handmade products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur. Our Seasonal/Limited Edition Spirits accounted for approximately 6%, 11% and 12% of our revenues for years 2016, 2015 and 2014 respectively.

Brands Acquired as part of the Acquisition of Big Bottom Distilling. As a result of our acquisition of BBD in May 2017, we acquired the following additional brands:

Barlow Trail American Blended Whiskey is a proprietary blend of three well-aged whiskeys. It exhibits subtle floral notes with hints of salted caramel and vanilla along with just the right amount of oak and spice. This whiskey received the following awards: Gold Medal Winner at 2014 Great American Distiller’s Festival; Silver Medal Winner at 2015 Great American Spirits Festival and 2014 Washington Cup Spirits Competition.

Barlow Trail, Port Cask Finish is a proprietary American blended whiskey finished in 10-year tawny port barrels for about six months. It presents a bright, sweet berry and citrus nose. On the palate it showcases a fresh, ripe berry followed by a small hint of peppery spice that gives way to a very smooth, rich and malty quality from the port casks. The product has received the following awards: Gold Medal Winner at 2015 Great American Spirits Festival; First Place Winner at 2015 Best of the NW: SIP NW Spirits Competition “Best Whiskey”; Silver Medal Winner at 2015 American Craft Spirits Association (ACSA) Awards.

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Delta Rye is a harmonious blend of spicy Indiana distilled straight rye whiskey with a slightly sweeter Canadian distilled three year old rye whiskey. This rye blend exhibits intense spice with hints of citrus and mint while it finishes with some vanilla and bold oak. Proofed at 111, the full flavors of these two rye whiskeys create a perfect balance for the most discerning palate.

The Ninety One Gin contains 16 botanicals that offer a complex bouquet of floral qualities complementing the juniper. A slightly sweet gin with non-traditional gin characteristics, the Ninety One Gin has received the following awards: Gold Medal at 2015 American Craft Spirits (ACSA) Awards; Gold Medal at 2015 Great American Spirits Festival; 92 Score by Wine Enthusiast in 2015; Bronze Medal at 2015 San Francisco World Spirits Competition; and Third Place at 2015 Best of the NW: SIP NW Spirits Competition “Best Gin.”

Big Bottom Navy Strength Gin is a 114 proof gin containing the same 16 botanicals as the Ninety One Gin. It presents a slightly heavier juniper bouquet than the Ninety One Gin with a delicate hint of lemongrass and citrus. This Navy Strength Gin offers a balanced spice throughout the palate followed by a mild head and crisp finish, and received a Bronze Medal at the 2015 Washington Cup Spirits Competition.

Starka is traditional aged vodka based on a recipe dating back to the 15th century in Eastern Europe. Aged for 12 months in Zinfandel casks that also contained bourbon. The result is a remarkable Starka offering a fresh old twist to the world of vodka.

Barrel Aged Gin undergoes a solera process with the use of 3 different woods in our whiskey barrels – Oregon oak, Hungarian oak and North American white oak, and received a Silver Medal at the 2016 Berlin International Spirits Competition.

Brandies. The 2015 Oregon Apple Brandy is a blend of 5 Oregon apple varietals giving it a more complex fruit quality. This brandy exhibits crisp red apples with autumn spices and the essence of vanilla. A special blend of in-house yeast strains gives way to darker fruit esters allowing for a creamy spiced caramelized apple finish. The 2015 Oregon Apple Brandy received a Gold Medal at the 2015 Great American Spirits Festival.

The 2015 Oregon Pear Brandy is made from a blend of Asian pears that were grown and hand harvested from the Willamette Valley, and received the following awards: Gold Medal at the 2015 Great American Spirits Festival and a Bronze Medal at the 2015 Washington Cup Spirits Competition.

Calhoun Brothers Aged Rum is a 4-year old rum, further aged in Big Bottom bourbon barrels creating a perfect balance of sweetness and complex spice. The initial aroma of caramelized sugar, bourbon and molasses is followed by warm spices of cinnamon, cloves, nutmeg and allspice resulting in a smooth, rich and full finish. Awards: Gold Medal Winner at 2015 Great American Spirits Festival.

Other Sources of Revenue

Special Events

We also generate revenues from participating in special events (such as farmer’s markets, trade shows, hosting private tastings, etc.). We offer tastings as well as sell merchandise and bottle sales and have generated as much as $75,000 in revenues from these special events in a single month during the winter holiday season. In addition to the revenues these events generate, we value the immediate customer feedback during these activities which is instrumental in creating better products and testing new flavors.

Retail Stores and Kiosks

We have three retail stores in shopping centers in the Portland, Oregon area that provide us with additional revenue from sales of our products. In December 2014, we opened a 1,200 square foot retail store in Clackamas Town Center (Happy Valley Town Center) and in January 2015, entered into a lease for 3,100 square feet of retail space in the Washington Square Center in Portland. We also had two additional holiday season retail locations within high-traffic shopping malls in the Portland metro region during 2015. For the 2016 holiday season, we replaced the Washington Square Mall storefront with a kiosk location. We intend to maintain these retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales. Some of these stores will contain in-store tastings, which we believe will lead to additional product purchases.

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Production and Supply

There are several steps in the production and supply process for beverage alcohol products. First, all spirits products are produced through a multi-stage distillation process that converts basic ingredients, such as grain, sugar cane or agave, into alcohol, which is the “distillate.” Many of our products, including those produced by BBD, contain distillates sourced from other distillers. In fact, with the exception of our American malt whiskey, which is distilled by us, our bourbon and whiskey products typically originate with distilleries in Tennessee, Kentucky or Indiana and in some cases Canada. We currently source both full strength distillates and barrel strength distillates (barrel strength has a lower alcohol by volume (ABV) due to evaporation). The sourcing of spirits is commonplace in the spirits industry.

Next, the alcohol is processed and/or aged by us in various ways depending on the requirements of the specific brand. For our vodka, this processing is designed to remove all other chemicals, so that the resulting liquid will be odorless and colorless, and have a smooth quality with minimal harshness. Achieving a high level of purity involves a series of distillations and filtration processes. For our spirits brands, rather than removing flavor, we utilize one or more of the following techniques to achieve various complex flavor profiles: infusion of fruit, addition of various flavoring substances, and, in the case of rums and whiskeys, aging of the brands in various types of casks for extended periods of time, and/or blending several rums or whiskeys to achieve a unique flavor profile for each brand.

After the distillation, purification and flavoring processes are completed, the resulting beverage alcohol products are bottled by us. This involves several important stages, including bottle and label design and procurement, filling of the bottles and packaging the bottles in various configurations for shipment.

We rely on a limited number of suppliers for the sourcing of our spirit distillates and other raw materials. We believe that we have consistent and reliable third party sources for spirit distillates.

Distribution Network

We believe that the distribution network that we have developed with our sales team and our independent distributors and brokers is one of our key strengths. We currently have distribution and brokerage relationships with third-party distributors in 22 U.S. states.

U.S. Distribution

Producers of beverage alcohol products in the U.S., such as us, must sell their products through a three-tier distribution system, specifically, producers of alcohol must first sell it to a network of distributors, or wholesalers, covering the U.S., in either “open” states or “control” states. In the 33 open states, the distributors are generally large, privately-held companies. In the 18 control states, the states themselves function as the distributor, and regulate producers such as us. The distributors and wholesalers in turn sell to individual retailers, such as liquor stores, restaurants, bars, supermarkets and other outlets licensed to sell beverage alcohol. In larger states, such as New York, more than one distributor may handle a brand in separate geographical areas. In control states, importers sell their products directly to state liquor authorities, which distribute the products and either operate retail outlets or license the retail sales function to private companies, while maintaining strict control over pricing and profit.

The U.S. spirits industry has consolidated dramatically over the last ten years due to merger and acquisition activity. There are currently eight major spirits companies, each of which own and operate their own importing businesses. All companies, including these large companies, are required by law to sell their products through wholesale distributors in the U.S. The major companies are exerting increasing influence over the regional distributors and as a result, it has become more difficult for smaller companies to get their products recognized by the distributors.

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Importation

We hold the federal importer and wholesaler license required by the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Treasury Department, and the requisite state licenses within the states we conduct business.

Our inventory is maintained in our warehouse and shipped nationally by our network of licensed and bonded carriers.

Wholesalers and Distributors

As noted above, in the U.S., we are required by law to use state-licensed distributors or, in the control states, state-owned agencies performing this function, to sell our brands to retail outlets. As a result, we depend on distributors for sales, for product placement and for retail store penetration. We have no distribution agreements or minimum sales requirements with any of our U.S. alcohol distributors, and they are under no obligation to place our products or market our brands. All of the distributors also distribute our competitors’ products and brands. As a result, we must foster and maintain our relationships with our distributors. Through our internal sales team, we have established relationships for our brands with wholesale distributors in the 22 states we sell our products, and our products are sold in the U.S. by seven wholesale distributors, as well as by various state beverage alcohol control agencies.

Significant Customers

Sales to one distributor, the Oregon Liquor Control Commission, accounted for approximately 32% our consolidated sales for each of fiscal years 2016 and 2015.

Sales Team

Our sales force has an average of over ten years of industry experience with premium beverage alcohol brands. Our sales personnel are engaged in the day-to-day management of our distributors, which includes setting quotas, coordinating promotional plans for our brands, maintaining adequate levels of stock, brand education and training and sales calls with distributor personnel. Our sales team also maintains relationships with key retail customers through independent sales calls. They also schedule promotional events, create local brand promotion plans, host in-store tastings, where permitted, and provide wait staff and bartender training and education for our brands.

In addition, we have also engaged Park Street Imports, a provider of back-office administrative and logistical services for alcohol and beverage distributors, which services include state compliance, logistics planning, order processing, distributor chargeback and bill-support management and certain accounting and reporting services.

Advertising, Marketing and Promotion

To build our brands, we must effectively communicate with three distinct audiences: our distributors, the retail trade and the end consumer. Advertising, marketing and promotional activities help to establish and reinforce the image of our brands in our efforts to build substantial brand value. We intend to stay true to our roots as a local Portland-based craft spirit company, while identifying and capitalizing on trends within the booming craft spirits industry.

As mentioned above, in late 2016 we retained Sandstrom Partners, a Portland-based firm specializing in spirits branding, to review our current product portfolio, as well as our new ideas, and advise us on marketing, creation of brand awareness and product positioning, locally and nationally.

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We use a range of marketing strategies and tactics to build brand equity and increase sales, including consumer and trade advertising, price promotions, point-of-sale materials, event sponsorship, in-store and on-premise promotions and public relations, as well as a variety of other traditional and non-traditional marketing techniques, including social media marketing, to support our brands.

Besides traditional advertising, we also employ other marketing methods to support our brands: public relations, event sponsorships and tastings. Our U.S. public relations efforts have helped gain editorial coverage for our brands, which increases brand awareness. Event sponsorship is an economical way for us to have influential consumers taste our brands. We actively contribute product to trend-setting events where our brand has exclusivity in the brand category. We also conduct hundreds of in-store and on-premise promotions each year.

Intellectual Property

Trademarks are an important aspect of our business. We sell our products under a number of trademarks, which we own or use under license. Our brands are protected by trademark registrations or are the subject of pending applications for trademark registration in the U.S where we distribute, or plan to distribute, our brands. The trademarks may be registered in the names of our subsidiaries. In the U.S., trademark registrations need to be renewed every ten years. We expect to register our trademarks in additional markets as we expand our distribution territories.

Seasonality

Our industry is subject to seasonality with peak retail sales generally occurring in the fourth calendar quarter, primarily due to seasonal holiday buying. Historically, this holiday demand typically resulted in higher sales for us in our second and/or third fiscal quarters.

Competition

The beverage alcohol industry is highly competitive. We believe that we compete on the basis of quality, price, brand recognition and distribution strength. Our premium brands compete with other alcoholic and nonalcoholic beverages for consumer purchases, retail shelf space, restaurant presence and wholesaler attention. We compete with numerous multinational producers and distributors of beverage alcohol products. Many of our current and potential competitors have longer operating histories and have substantially greater financial, sales, marketing and other resources than we do, as well as larger installed customer bases, greater name recognition and broader product offerings. Some of these competitors can devote greater resources to the development, promotion, sale and support of their products. As a result, it is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and profitability.

Over the past ten years, the U.S. wine and spirits industry has undergone dramatic consolidation and realignment of brands and brand ownership. The number of major importers in the U.S. has declined significantly. Today there are eight major importers: Diageo PLC, Pernod Ricard S.A., Bacardi Limited, Brown-Forman Corporation, Beam Suntory Inc., Davide Campari Milano-S.p.A., and Remy Cointreau S.A.

By focusing on the premium and super-premium segments of the market, which typically have higher margins, and having an established, experienced sales force, we believe we are able to gain relatively significant attention from our distributors for a company of our size. Also, the continued consolidation among the major companies is expected to create an opportunity for small to mid-size wine and spirits companies, such as ourselves, as the major companies contract their portfolios to focus on fewer brands.

Government Regulation

We are subject to the jurisdiction of the Federal Alcohol Administration Act, U.S. Customs Laws, Internal Revenue Code of 1986 and the Alcoholic Beverage Control laws of all fifty states.

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The U.S. Treasury Department’s Alcohol and Tobacco Tax and Trade Bureau regulates the production, blending, bottling, sales and advertising and transportation of alcohol products. Also, each state regulates the advertising, promotion, transportation, sale and distribution of alcohol products within its jurisdiction. We are also required to conduct business in the U.S. only with holders of licenses to import, warehouse, transport, distribute and sell spirits.

We are subject to U.S. regulations on the advertising, marketing and sale of beverage alcohol products. In addition, recent developments in the industry may compel us to identify the source and location of our distillate products, and notify the consumer of whether the product was distilled by us and where the product was distilled. These regulations range from a complete prohibition of the marketing of alcohol in some states to restrictions on the advertising style, media and messages used.

Labeling of spirits is also regulated in many markets, varying from health warning labels to importer identification, alcohol strength and other consumer information. All beverage alcohol products sold in the U.S. must include warning statements related to risks of drinking beverage alcohol products.

In the U.S. control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Consumers may purchase products not selected for listings only through special orders, if at all.

The distribution of alcohol-based beverages is also subject to extensive federal and state taxation in the U.S. and internationally. Most foreign countries impose excise duties on wines and distilled spirits, although the form of such taxation varies from a simple application on units of alcohol by volume to intricate systems based on the imported or wholesale value of the product. Several countries impose additional import duty on distilled spirits, often discriminating between categories in the rate of such tariffs. Once we begin distributing our products internationally, import and excise duties could have a significant effect on our sales, both through reducing the consumption of alcohol and through encouraging consumer switching into lower-taxed categories of alcohol.

We believe that we are in material compliance with applicable federal, state and other regulations. However, we operate in a highly regulated industry which may be subject to more stringent interpretations of existing regulations. Future compliance costs due to regulatory changes could be significant.

Employees

As of September 30 , 2017, we had 24 full-time employees, 10 of whom were in sales and marketing, five of whom were in management and nine of whom are in administration and production.

Geographic Information

We operate in one business segment – premium beverage alcohol products. Our product categories are rum, whiskey, vodka and specialty liquors, with an intent to sell gin and private label tequila in the future. We currently sell our products in 22 states (Oregon, California, Washington, Florida, Nevada, Texas, Virginia, Indiana, Illinois, New York, New Jersey, Massachusetts, Connecticut, Minnesota, Georgia, Pennsylvania, Rhode Island, New Hampshire, Maine, Idaho, Vermont and Maryland) and are authorized to distribute our products in Ontario, Canada as well.

Facilities

Our corporate headquarters are currently located in Portland, Oregon, where we lease and occupy approximately 10,000 square feet of office and industrial space that was originally MotherLode’s facility. On February 17, 2017, the Company entered into a Commercial Sublease Agreement with MotherLode, LLC which we subsequently acquired. In June 2017, we consolidated our production operations into the MotherLode facility. We anticipate relocating to new corporate offices that will be sufficient to maintain its current operations. We also lease and occupy approximately 2,500 square feet of industrial space in Hillsboro, Oregon as part of our BBD operations.

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Legal Proceedings

We are not currently subject to any material legal proceedings; however we could be subject to legal proceedings and claims from time to time in the ordinary course of our business. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and divert management resources.

Corporate History

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. Until the closing of the Eastside Distilling, LLC acquisition (described below), Eurocan operated solely as an online marketing and media solutions firm specializing in digital interactive media, which business was conducted through Eurocan’s wholly-owned subsidiary, Michael Williams Web Design Inc. of New York, New York (“MWW”).

The Acquisition of Eastside Distilling, LLC

In October 2014, Eurocan Holdings Ltd. consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Eurocan, Eastside and Eastside Distilling, Inc., our wholly-owned subsidiary. Pursuant to the Merger Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the Acquisition consisted of 533,334 shares of our common stock. In addition, certain of our stockholders cancelled an aggregate of 415,167 shares of our common stock held by them. As a result, upon consummation of the Merger Agreement on October 31, 2014, we had 666,667 shares of our common stock issued and outstanding, of which 533,334 shares were held by the former members of Eastside.

Following the Acquisition, we conduct the business of Eastside as our primary business.

Spin-Off of MWW

Following consummation of the Acquisition, our new management conducted an evaluation of the MWW business and an analysis of the business going forward. Management determined that due to MWW’s operating and net losses in each of the two fiscal years preceding the Acquisition, its working capital deficit as of the end of the latest fiscal year and as of the latest fiscal quarter preceding the Acquisition, and its accumulated deficit, it was not in our best interest to continue the operation of MWW going forward. Accordingly, in February 2015, we transferred all of the outstanding shares of MWW held by us, along with all assets and liabilities related to MWW, to Michael Williams in consideration of MWW’s and Mr. Williams’ full release of all claims and liabilities related to MWW and the MWW business. Mr. Williams was the sole officer, director and employee of MWW at the time of the transaction. The spinoff of MWW resulted in the impairment of goodwill related to the Acquisition of approximately $3.2 million in December 2014. Additionally, as a result of the spin-off, we recorded a net gain of approximately $52,890 on February 3, 2015. This gain is primarily the result of the transfer of net liabilities to Mr. Williams, which is reflected in our consolidated financial statements for the year ending on December 31, 2015.

MotherLode Acquisition Agreement

On March 8, 2017, we acquired all of the outstanding membership interests of MotherLode in exchange for 86,667 shares of the Company’s common stock (the “MotherLode Acquisition”). In connection with the MotherLode Acquisition, we entered into a three-year employment agreement with the founder of Motherlode, Allen Barteld, as described in the “Management” section below under the heading “Employment Agreements.”

Big Bottom Distilling Acquisition Agreement

On May 1, 2017, we acquired 90% of the ownership of Big Bottom Distilling (“BBD”), a Hillsboro, Oregon-based distiller and producer of super premium gins, whiskeys, brandies, rum, and vodka. Pursuant to the agreement governing the acquisition of BBD, we agreed to exchange 28,096 shares of our common stock for 90% of the outstanding limited liability company units of BBD. Following the acquisition of BBD, we will maintain the independence of BBD as a separate entity underneath our operational umbrella.

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MANAGEMENT

Executive Officers and Directors

The following is a brief description of the principal occupation and recent business experience of each of our executive officers and directors and their ages as of September 30 , 2017:

Name	Age	Position

Grover T. Wickersham	68	Chief Executive Officer and Chairman of the Board
Trent D. Davis (1)(2)(3)	48	Director
Michael M. Fleming (1)(2)(3)	68	Director
Shelley A. Saunders (1)	56	Director
Jack Peterson	53	Director
Steven Shum	47	Chief Financial Officer
Melissa Heim	33	Executive Vice President Operations and Master Distiller
Jarrett Catalani	48	Executive Vice President Sales
Allen Barteld	51	President and Chief Executive Officer of MotherLode
Murray Smith	46	Controller

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Our Board of Directors currently consists of three members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Our board may establish the authorized number of directors from time to time by resolution.

Our executive officers are each appointed by the board and serve at the board’s discretion.

Trent D. Davis, one of our directors and a director nominee, is the brother-in-law of Murray Smith, our controller. Other than Messrs. Davis and Smith, there are no other family relationships among any of our directors or officers.

Executive Officers

Grover T. Wickersham was appointed to our Board of Directors and as our Chairman in July 2016, and as our chief executive officer in November 2016. Mr. Wickersham currently serves on the boards of directors of S&W Seed Company (NASDAQ: SANW), an agricultural products company; Verseon Corporation, a London AIM-listed pharmaceutical development company; and SenesTech, Inc. (NASDAQ: SNES), a company that has developed proprietary technology for managing animal pest populations through fertility control. Mr. Wickersham has been a director of Glenbrook Capital Management, the general partner of a partnership that invests primarily in the securities of public companies, from 1996 to the present. From 1996 until its voluntary liquidation and dissolution in 2016, Mr. Wickersham served as the chairman of the board of trustees of The Purisima Funds, a trust that oversaw mutual funds advised by Fisher Investments of Woodside, California. Between 1976 and 1981, Mr. Wickersham served as a Staff Attorney, and then as a Branch Chief, with the U.S. Securities and Exchange Commission. He holds a B.A. from the University of California at Berkeley, an M.B.A. from Harvard Business School and a J.D. from University of California, Hastings College of Law. We believe that Mr. Wickersham is qualified to serve as a member of our Board of Directors because of his experience and knowledge of corporate finance and legal matters, his experience and knowledge of operational matters gained as a past and present director of other public and private companies, and his knowledge of our company.

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Steven Shum has served as our chief financial officer since October 2015. Prior to joining us, Mr. Shum served as an officer and director of XZERES Corp, a publicly-traded global renewable energy company, from October 2008 until April 2015 in various officer roles, including chief operating officer from September 2014 until April 2015, chief financial officer, principal accounting officer and secretary from April 2010 until September 2014 (under former name, Cascade Wind Corp) and chief executive officer and president from October 2008 to August 2010. Mr. Shum also serves as the managing principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP. He was a founder of Revere Data LLC (now part of Factset Research Systems, Inc.) and served as its executive vice president for four years, heading up the product development efforts and contributing to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He earned a B.S. in Finance and a B.S. in General Management from Portland State University in 1992.

Jarrett Catalani has served as our Senior Vice President Sales since July 2017. Mr. Catalani brings 27 years of experience in the alcoholic beverage industry. Prior to joining us, from May 2016 to September 2016, Mr. Catalani served as Senior Vice President Sales for Fishbowl Spirits, a premium spirits company, owned by singer songwriter Kenny Chesney. From October 2010 to April 2016, Mr. Catalani worked at ROUST (Russian Standard Vodka), in various officer roles, including Western Divisional Vice President from October 2010 until November 2012, and Senior Vice President of Sales from November 2012 until April 2016. From 2003 to 2010, Mr. Catalani worked in various roles at DIAGEO, his last position being Reserve Brand Director, California. Mr. Catalani’s other employers include Pilsner Urquell USA, Pete’s Brewing Company, Jim Taylor Corporation and Wilhelmi Beverage. Mr. Catalani holds a B.S. in Business Management from Southern Illinois University – Carbondale.

Melissa Heim has served as our master distiller since June 2012. In November 2016, she was appointed our Executive Vice President Operations. We believe Ms. Heim is the first female commercial master distiller and blender west of the Mississippi River. Prior to joining our company, she apprenticed at and then served as head distiller at Rogue Distillery and Public House in Portland’s Pearl District, holding the position of head distiller from 2008 to 2010. Also, Ms. Heim co-founded and served as president of the Clear Boots Society, an organization that supports women’s leadership in the spirits industry. Ms. Heim studied Liberal Arts with emphasis on English at the University of Oregon.

Allen Barteld has served as President and Chief Executive Officer of MotherLode, our wholly-owned subsidiary acquired in March 2017, since June 2014. Prior to forming MotherLode in 2013, Mr. Barteld served as CEO of LawWerx, a software company, from 2009 to 2012. Mr. Barteld earned a Juris Doctor and Masters of Business Administration from Willamette University in 1997.

Murray Smith has been our Controller since October 2016. Mr. Smith is a licensed Certified Public Accountant and Certified Fraud Examiner with over twenty-four years’ accounting and finance leadership experience. Prior to joining us, from 2014 to 2016, Mr. Smith operated his own consulting practice focusing on contract-CFO services, corporate restructuring projects, Sarbanes-Oxley compliance and internal audit outsourcing. From 2010 to 2014, Mr. Smith served as the Chief Financial Officer for Paulson Capital Corp. (NASDAQ: PLCC) where he was also responsible for regulatory compliance with the SEC, NASDAQ and FINRA. From 2009 to 2015, he also served as the Chief Financial Officer for Jewett-Cameron Trading Company, Ltd. (NASDAQ: JCTCF). Mr. Smith’s other previous employers have included Intel, Arthur Andersen and Teledyne. Mr. Smith holds a Bachelor of Arts degree in Business Administration, with a concentration in Accounting, from the University of Washington.

Non-Employee Directors

Trent D. Davis was appointed to our Board of Directors in August 2016. Mr. Davis is currently President and COO of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing, and making strategic investments in small to midsize companies. Mr. Davis helped to successfully complete the reverse merger between Dataram Corporation (Nasdaq : DRAM), which develops, manufactures, and markets memory products primarily used in enterprise servers and workstations worldwide, and U.S. Gold Corp, which is a gold exploration and development company. While at Dataram, from July 2014 to May 2017, Mr. Davis was Lead Director, chairman of the nominating and governance and special investments committees and member of the audit and compensation committees. Previously, from December 2014 to July 2015, Mr. Davis was Chairman of the Board for Majesco Entertainment Company ( Nasdaq: COOL), which is an innovative developer, marketer, publisher, and distributor of interactive entertainment for consumers around the world. From November 2013 until July 2014, Mr. Davis served as the President and a Director of Paulson Capital Corp. ( Nasdaq : PLCC) until he successfully completed the reverse merger of Paulson with VBI Vaccines, ( Nasdaq: VBIV). He went on to serve as a Member of its Board of Directors and Audit Committee until May 2016. Mr. Davis was also the Chief Executive Officer of Paulson Investment Company. Inc., a subsidiary of Paulson Capital Corp, from July 2005 until October 2014, where he supervised all operations and over 200 investment representatives overseeing $1.5 billion in client assets. Prior to that, commencing in 1996, Mr. Davis served as Senior Vice President of Syndicate and National Sales of Paulson Investment Company, Inc. He has extensive experience in capital markets and brokerage operations and is credited with overseeing the syndication of approximately $600 million for over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as a Chairman of the Board of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from the University of Portland and held the following FINRA Licenses: Series 7, 24, 63, 66, and 79. We believe Mr. Davis is qualified to serve on the Board because of his deep knowledge of finance and public company issues, capital market, advisory and entrepreneurial experiences, and extensive expertise in operational and executive management.

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Michael (Mick) M. Fleming was appointed to our Board of Directors in August 2016. Mr. Fleming is currently an attorney with the law firm Ryan, Swanson & Cleveland, PLLC specializing in real estate, dispute resolution, securities and environmental matters, a position he has held since 2013. Mr. Fleming previously was an attorney with the law firm of Lane Powell PC from 2000 to 2013. Mr. Fleming is the Chairman of the Board of Directors of Jones Soda Co. (OTC: JSDA), a premium beverage company. Mr. Fleming has served on the Board of Directors of Big Brothers and Big Sisters of Puget Sound since 2002 and was Chairman of the Board of Directors for 2008/2009. He has also been the President and owner of Kidcentre, Inc., a company in the business of providing child care services in downtown Seattle, Washington, since 1988. Since 1985, he has also been the President and owner of Fleming Investment Co., an investment company. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law. We believe Mr. Fleming is qualified to serve on our Board of Directors because of his experience serving on public company boards, as president and owner of two businesses as well as his legal expertise in matters of business and securities law.

Jack Peterson was appointed as a director to fill an existing vacancy on the board of directors effective August 23, 2017. Since May 2007, Mr. Peterson has been the President of Sandstrom Partners, a brand development company that focuses on the creation and revitalization of thought leading brands such as Bulleit Bourbon, St-Germain, Stillhouse Whiskey, Miller Brewing, Pernod Ricard and Aviation Gin. In addition to Eastside, clients of the firm include Bacardi, Pernod Ricard, Brown Foreman and Diageo. From March 1996 to April 2007, Mr. Peterson was President of Borders, Perrin, Norrander, a full-service advertising agency in Portland, OR. Previously, Mr. Peterson served as account director and account executive at several advertising agencies including Hal Riney & Partners in San Francisco. Mr. Peterson holds a B.A. from the University of Minnesota. Because of his professional experience in brand development and establishing brand equity, and his contacts within the spirits industry, we believe Mr. Peterson will be a valuable member of our board of directors.

Shelly A. Saunders was appointed as a director to fill an existing vacancy on the board of directors in connection with our August 2017 public offering and will serve on the audit committee. Since March 2015, Ms. Saunders is a consultant for Resources Global Professionals, a consulting firm serving global corporations. From June 2013 to January 2015, Ms. Saunders served as Vice President Finance and Country CFO for Campari Canada, a wholly-owned subsidiary of Davide Campari-Milano. From July 2009 to May 2013, Ms. Saunders served as Vice President Finance for Campari America/SKYY Spirits, a wholly-owned subsidiary of Davide Campari-Milano. Prior to joining Campari America, Ms. Saunders was a consultant for Resources Global Professionals, a Director Finance for Mervyns, and a Vice President Finance and Treasurer for Organic, Inc., among other positions. Ms. Saunders received a B.A. in Economics from Stanford University and an MBA from University of California, Berkeley. Because of her prior service as a finance professional for one of the largest global spirits companies and her extensive experience and knowledge of, and contacts within, the spirits industry, we believe Ms. Saunders will be a valuable member of our board of directors and is well qualified to serve on our board and our audit committee.

Board Composition

Our Board of Directors currently consists of five members, three of which were last elected at our annual meeting in December 2016, and two of which were appointed in August 2017 to fill existing vacancies on the board. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Our board may establish the authorized number of directors from time to time by resolution.

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Director Independence

Generally, under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of a listed company’s Board of Directors within one year of the closing of this offering. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board of Directors has determined that each of Messrs. Davis and Fleming and Ms. Saunders are independent within the meaning of NASDAQ listing standards. Accordingly, a majority of our directors is independent, as required under applicable NASDAQ rules. In making this determination, the Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and all transactions set forth herein under the heading “Certain Relationships and Related Transactions.”

Board Committees

Our Board of Directors has established the following three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee, all of which are comprised solely of independent board members. The Board of Directors determined that establishing standing audit, compensation, and nominating and corporate governance committees is an important element of sound corporate governance.

Audit Committee

Our audit committee oversees the engagement of our independent public accounts, reviews our audited financial statements, meets with our independent public accounts to review internal controls and reviews our financial plans. Our audit committee currently consists of Michael M. Fleming, who is the chair of the committee, Trent D. Davis and Shelly A. Saunders. Each of Messrs. Davis and Fleming and Ms. Saunders has been determined by our Board of Directors to be independent in accordance with NASDAQ and SEC standards. Our Board of Directors has also designated each of Mr. Fleming and Ms. Saunders as an “audit committee financial expert” as the term is defined under SEC regulations and has determined that each of Mr. Fleming and Ms. Saunders possesses the requisite “financial sophistication” under applicable NASDAQ rules. The audit committee operates under a written charter which is available on our website. Both our independent registered accounting firm and internal financial personnel will regularly meet with our audit committee and have unrestricted access to the audit committee. Each member of the audit committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the audit committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years.

Compensation Committee

Our compensation committee reviews and recommends policies, practices and procedures relating to compensation for our directors, officers and other employees and advising and consulting with our officers regarding managerial personnel and development. Our compensation committee currently consists of Trent Davis, who is the chair of the committee and Michael Fleming, each of whom has been determined by our Board of Directors to be independent in accordance with NASDAQ standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter which is available on the Company’s website. The compensation committee has not yet established processes and procedures for the consideration and determination of executive and director compensation, except as set forth in the compensation committee charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee evaluates the composition, size and governance of our Board of Directors and its committees, evaluating and recommending candidates for election to our Board of Directors, establishing a policy for considering stockholder nominees and reviewing our corporate governance principles and providing recommendations to the Board of Directors. Our nominating and corporate governance committee currently consists of Michael Fleming, who is the chair of the committee, and Trent Davis, each of whom has been determined by our Board of Directors to be independent in accordance with NASDAQ standards. The nominating and corporate governance committee operates under a written charter which is available on the Company’s website.

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Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors will not have a standing risk management committee, but rather intends to administer this oversight function directly through our Board of Directors as a whole, as well as through our other various standing committees. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and discusses with management our major risk exposures, their potential impact on us and the steps we take to manage them. While our Board is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, our audit committee focuses on financial, accounting and investment risks. Our nominating and corporate governance committee focuses on the management of risks associated with Board organization, membership, structure and corporate governance. In addition, our compensation committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and related to succession planning for our executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has ever been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the compensation committee or on the Board of Directors of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Code of Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. We will provide to any person without charge, upon request, a copy of our code of business conduct and ethics. Requests may be directed to our principal executive offices at 2150 SE Hanna Harvester Drive, Portland, OR 97222. Also, a copy of our code of business conduct and ethics is available on our website. We will disclose, on our website, any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics enumerated in applicable rules of the SEC.

Director Compensation

On October 13, 2016, the Company’s Board of Directors approved the grant of non-qualified stock options under the 2016 Plan (as defined below) to purchase up to 11,667 shares of common stock at an exercise price of $5.40 per share (each on a post-reverse split basis) to each of our non-employee directors as of that date, Messrs. Davis, Fleming, Hirson and Wickersham. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board of Director and any committee meetings, provided that we have the resources to pay these expenses. Currently, directors receive no other compensation for their services on our Board. The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the year ended December 31, 2016.

Name	Option Awards ($)(1)	Total ($)
Trent D. Davis	$31,500	$31,500
Michael M. Fleming	$31,500	$31,500
Lawrence Hirson	$31,500	$31,500
Grover T. Wickersham (2)	$31,500	$31,500

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(1)	Represents a grant of non-qualified stock options under the 2016 Plan to purchase up to 11,667 shares of common stock at an exercise price of $5.40 per share to each of our non-employee directors as of October 13, 2016.

(2)	The option awards to Mr. Wickersham were made prior to his employment with us as chief executive officer in November 2016.

We expect to implement a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) the two persons who served as our chief executive officer during 2016 and (ii) the two most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2016 and whose total compensation for 2016 exceeded $100,000. The persons described in clauses (i) and (ii) above are collectively referred to herein as our “named executive officers.”

						All Other
	Year	Salary		Options		Compensation		Total

Grover T. Wickersham (1)	2016	$1		$31,500	(2)	-		$31,500
Chief Executive Officer and	2015	-		-		-		-
Chairman of the Board

Steven Earles (3)	2016	$180,673	(4)			$30,000	(5)	210,673
Former President and	2015	152,083	(4)	-		-		152,083
Chief Executive Officer

Steven Shum (6)	2016	183,942	(7)	63,600	(8)	-		247,542
Chief Financial Officer	2015	48,750	(7)	198,050	(9)	-		246,800

(1)	Mr. Wickersham was appointed Chief Executive Officer in November 2016 and Chairman of the Board in July 2016.

(2)	Amounts reflect the aggregate grant date fair value of the 11,667 shares of common stock underlying the stock option on the date of grant ($5.40 per share) without regards to forfeitures, computed in accordance with ASC Topic 718 – Stock Compensation (“ASC 718”). This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Wickersham vest monthly over a six-month period.

(3)	Mr. Earles served as our Chief Executive Officer from October 31, 2014 through November 22, 2016 and as our President through January 19, 2017.

(4)	$119,519 and $65,481 for 2015 and 2016, respectively, was converted into series A convertible preferred stock.

(5)	Amounts reflect the aggregate grant date fair value of 5,406 restricted stock units on the date of grant ($5.55 per share) without regards to forfeitures.

(6)	Mr. Shum has served as our Chief Financial Officer since October 1, 2015.

(7)	$48,750 and $48,250 for 2015 and 2016, respectively, was converted into series A convertible preferred stock.

(8)	Amounts reflect the aggregate grant date fair value of the 20,000 shares of common stock underlying the stock option on the date of grant ($4.80 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Shum vest quarterly over a three-year period.

(9)	Amounts reflect the aggregate grant date fair value of the 14,167 shares of common stock underlying the stock option on the date of grant ($27.00 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Shum vest over a two-year period with 25% vesting in the first year following date of grant, with no options vesting during the first six months and 1/24th per month vesting during the second six months, and 75% vesting in the second year following date of grant (3/48th/month).

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of shares of common stock underlying restricted stock awards and stock options granted to our named executive officers in the year ended December 31, 2016.

			Estimated	Estimated	All Other		All Other			Grant
			Future	Future	Stock		Option		Exercise	Date Fair
			Payouts	Payouts	Awards:		Awards:		or Base	Value
			Under	Under	Number of		Number of		Price of	of Stock
			Non-Equity	Equity	Shares of		Securities		Option	and
	Grant	Approval	Incentive	Incentive	Stock or		Underlying		Awards	Option
Name	Date	Date	Plan Awards	Plan Awards	Units (#)		Options (#)		($/Sh)	Awards(1)

Grover T. Wickersham	10/13/2016	10/13/2016	—	—	—		11,667	(2)	$5.40	$63,000

Steven Earles	11/4/2016	11/4/2016	—	—	5,406	(3)			$5.55	$30,000

Steven Shum	9/20/2016	9/20/2016	—	—	—		20,000	(4)	$4.80	$96,000

(1)	Represents the grant date fair value of each equity award calculated in accordance with FASB Statement No. 123R – Accounting for Stock-Based Compensation.
(2)	Options vest monthly over a six-month period.
(3)	Restricted stock units (“RSUs”) vest in four equal installments with 25% vesting on the grant date and 25% vesting on each of January 1, 2017, April 1, 2017 and July 1, 2017.
(4)	Options vest quarterly over a three-year period.

Employment Agreements

We have agreements with certain of our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group. The following summaries of the employment agreements are qualified in their entirety by reference to the text of the employment agreements, as amended, which were filed as exhibits to the registration statement of which this prospectus is a part.

Employment Agreement with Steven Earles

On February 6, 2015, we entered into an employment agreement with Steven Earles to serve as president, chief executive officer, chief financial officer and chairman of our Board of Directors. The agreement had an initial term that was set to end on February 5, 2018 and provided for an annual base salary during the term of the agreement of $104,000 per year. Mr. Earles is eligible to receive an annual bonus of at the discretion of the Board of Directors. On August 12, 2015, we amended Mr. Earles’ employment agreement to increase his annual base salary to $245,000. On October 5, 2015, Mr. Earles resigned as our chief financial officer.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) 36-month non-compete/non-solicitation terms; and (v) a severance payment equal to six months of base salary upon termination without cause (as defined in the agreement).

Effective November 4, 2016, we entered into a Second Amendment to Employment Agreement (the “Earles Amendment”) with Mr. Earles. Under the Earles Amendment, Mr. Earles’ base salary was decreased to $120,000 per annum. In addition, Mr. Earles agreed to waive prior accrued and unpaid salary totaling approximately $182,000. He was granted a restricted stock units award pursuant to our 2016 Equity Incentive Plan equal to the quotient obtained by dividing $30,000 by the closing price of our common stock on the effective date of the Earles Amendment, which our Board deemed to be the fair market value of such shares as of the date of the Earles Amendment. The shares of common stock subject to the restricted stock units vest in four equal quarterly installments on each of November 4, 2016, January 1, 2017, April 1, 2017 and July 1, 2017. We also agreed to indemnify Mr. Earles to the fullest extent allowed by our Articles of Incorporation, as amended (the “Articles”), our Amended and Restated Bylaws (the “Bylaws”), and applicable law, and notwithstanding Section 7.14 of our Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Earles Amendment will apply to acts and actions occurring since October 31, 2014.

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Mr. Earles resigned as our president and director effective January 19, 2017. Mr. Earles had previously resigned as our chief executive officer on November 22, 2016.

Employment Agreement with Steven Shum

On October 5, 2015, we entered into an employment agreement with Mr. Shum. The agreement has an initial term ending on October 5, 2018 and provides for an annual base salary during the term of the agreement of $195,000 per year. Mr. Shum is eligible to receive an annual bonus of at the discretion of the Board of Directors. In addition, Mr. Shum received an option to purchase 14,167 shares of our common stock. This option has a five-year term and vests as described above.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) two weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) 36-month non-compete/non-solicitation terms; and (v) a severance payment equal to six months of base salary upon termination without cause (as defined in the agreement).

Effective November 4, 2016, we entered into a First Amendment to Employment Agreement (the “Shum Amendment”) with Mr. Shum. Under the Shum Amendment, Mr. Shum’s base salary was decreased to $135,000 per annum. In addition, Mr. Shum is entitled to quarterly bonuses based on individual and company performance at the discretion of our Board of Directors as well as quarterly bonuses based on the achievement by us of certain quarterly EBITDA targets. We agreed to pay Mr. Shum $4,250 for accrued and unpaid salary, which will be paid on the earlier of a qualified equity financing or six months from the effective date of the Shum Amendment. We also agreed to indemnify Mr. Shum to the fullest extent allowed by the Articles, the Bylaws and applicable law, and notwithstanding Section 7.14 of our Bylaws, to the extent permitted by applicable law, the rights granted pursuant to the Shum Amendment shall apply to acts and actions occurring since October 31, 2014.

Employment Agreement with Melissa Heim

On February 27, 2015, we entered into an employment agreement with Ms. Heim. The agreement has an initial term ending on February 27, 2020 and provides for an annual base salary during the term of the agreement of $40,000 per year. Ms. Heim is eligible to receive an annual bonus of at the discretion of the Board of Directors. In addition, Ms. Heim received an option to purchase 417 shares of our common stock. This option has a five-year term and vests as described above.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) ten business days paid vacation leave; (iii) medical, dental and life insurance benefits; and (iv) 36-month non-compete/non-solicitation terms.

We have increased Ms. Heim’s annual base salary during the course of her employment, and she now earns an annual base salary of $85,000.

Employment Agreement with Jarrett Catalani

Under the terms of Mr. Catalani’s employment agreement, Mr. Catalani will be employed as our Senior Vice President – Sales for a three-year term. Mr. Catalani will initially be paid an annual base salary of $150,000, subject to review from time to time by the compensation committee. Mr. Catalani’s employment agreement further provides that Mr. Catalani is eligible to participate in our annual bonus plan with an initial target annual bonus of $100,000, the actual payment of which will be determined based upon a combination of our results and individual performance against applicable performance goals fixed by the compensation committee.

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In addition to salary and bonuses as summarized above, Mr. Catalani’s employment agreement provides that Mr. Catalani is eligible to participate in employee benefits plans as we may institute from time to time at the discretion of the compensation committee. Initially, at the next meeting of the compensation committee, upon recommendation of management, he will be granted 10,000 options under the 2016 Plan, which options will vest quarterly over a three-year period, at an exercise price equal to the closing price of our common stock on the date of grant.

In the event Mr. Catalani’s employment is terminated “without cause” (as defined in Mr. Catalani’s employment agreement) after his failure to take corrective action during any applicable cure period, he will receive, in addition to any compensation otherwise due to him, payment of his then base salary and continuation of his benefits for six months following the termination. If his employment is terminated voluntarily, due to death or disability or is terminated for “cause” (as defined in Mr. Catalani’s employment agreement), all vesting of equity grants and awards will immediately cease and only routine compensation provided in Mr. Catalani’s employment agreement will be due.

Any amounts payable under Mr. Catalani’s employment agreement are subject to any policy (whether currently in existence or later adopted) established by us providing for clawback or recovery of amounts that were paid to Mr. Catalani. We will make any determination for such clawback or recovery in our sole discretion and in accordance with any applicable law or regulation.

Finally, Mr. Catalani is subject to intellectual property assignment, confidentiality and non-solicitation restrictions.

Employment Agreement with Allen Barteld

In connection with our acquisition of MotherLode, on March 8, 2017, we entered into a three-year employment agreement with Mr. Barteld. Under the terms of Mr. Barteld’s employment agreement, Mr. Barteld will be employed as the President and Chief Executive Officer of MotherLode, and will continue to serve as its manager, for a three-year term. Mr. Barteld was initially paid an annual base salary of $85,000, subject to review from time to time by the compensation committee. Upon the earlier of December 31, 2017 or the closing of a registered public offering of our common stock that results in net proceeds to us of at least $3,000,000, Mr. Barteld’s base salary was to be increased to $120,000 per year, subject to review from time to time by the compensation committee. In connection with our August 2017 follow-on public offering which resulted in net proceeds to us of approximately $5,000,000, Mr. Barteld’s salary was increased to $120,000 per year, subject to review from time to time by the compensation committee. Mr. Barteld’s employment agreement further provides that Mr. Barteld is eligible to participate in our annual bonus plan, the actual payment of which will be determined based upon a combination of our results and individual performance against applicable performance goals fixed by the compensation committee.

In addition to salary and bonuses as summarized above, Mr. Barteld’s employment agreement provides that Mr. Barteld is eligible to participate in employee benefits plans as we may institute from time to time at the discretion of the compensation committee. Initially, at the next meeting of the compensation committee, upon recommendation of management, he will be granted 83,334 options under the 2016 Plan, which options will vest quarterly over a five-year period, at an exercise price equal to the closing price of our common stock on the date of grant.

In the event Mr. Barteld’s employment is terminated “without cause” (as defined in Mr. Barteld’s employment agreement) after his failure to take corrective action during any applicable cure period, or if he resigns for “good reason” (as defined in Mr. Barteld’s employment agreement), then he will receive, in addition to any compensation otherwise due to him, payment of his then base salary and continuation of his benefits for six months following the termination. Mr. Barteld may not resign for good reason without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of such grounds, and a reasonable cure period of at least 30 days. If his employment is terminated voluntarily, due to death or disability or is terminated for “cause” (as defined in Mr. Barteld’s employment agreement), all vesting of equity grants and awards will immediately cease and only routine compensation provided in Mr. Barteld’s employment agreement will be due.

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Any amounts payable under Mr. Barteld’s employment agreement are subject to any policy (whether currently in existence or later adopted) established by us providing for clawback or recovery of amounts that were paid to Mr. Barteld. We will make any determination for such clawback or recovery in our sole discretion and in accordance with any applicable law or regulation.

Finally, Mr. Barteld is subject to confidentiality, non-compete and non-solicitation restrictions.

Potential Payments upon Termination

Under the terms of the employment agreements for Messrs. Shum, Catalani and Barteld, they are each entitled to a severance payment of six month’s salary at the then-applicable base salary rate in the event that we terminate their employment without “cause.” Mr. Barteld is entitled to a severance payment of six month’s salary at the then-applicable base salary rate if he resigns for “good reason.”

The following table sets forth quantitative information with respect to potential payments to be made to Messrs. Shum, Catalani and Barteld upon termination without cause or for good reason, as applicable, as provided in their respective employment agreements discussed in the “Employment Agreements” section above.

	Potential Payment upon Termination
Name	Without Cause or for Good Reason, as applicable (1)

Steven Shum	$67,500	(2)
Allen Barteld	60,000	(3)
Jarrett Catalani	75,000	(4)

(1)	Employee entitled to six months’ severance at the then applicable base salary rate.
(2)	Based on Mr. Shum’s current annual base salary of $135,000.
(3)	Based on Mr. Barteld’s current annual base salary of $120,000.
(4)	Based on Mr. Catalani’s current annual base salary of $150,000.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success. We adopted a 2015 Stock Incentive Plan (the “2015 Plan”), under which an aggregate of 50,000 shares are issuable pursuant to awards and grants under the 2015 Plan. Thereafter, in September 2016, our Board of Directors approved the adoption of the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces the 2015 Plan. Our stockholders approved the adoption of the 2016 Plan in December 2016. The principal features of our 2016 Plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the 2016 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the 2016 Plan

The purpose of the 2016 Plan is to attract, retain and motivate directors, executive officers and other employees and certain consultants. The 2016 Plan enables us to grant equity awards to our directors, officers, employees and independent contractors providing services to us, at such levels determined by our Board of Directors, or a committee designated by the Board of Directors, to be necessary to attract, retain and motivate the individuals who will be critical to our success in achieving its business objectives, and thereby creating greater value for all our stockholders.

It is intended that the 2016 Plan qualify as an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

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Authorized Shares; Limits

The maximum number of shares of our common stock that may be issued under the 2016 Plan (the “Aggregate Limit”) is currently 500,000, provided that, the Aggregate Limit will automatically increase on January 1 of each year for a period of up to 10 years, commencing on January 1, 2017, in an amount equal to 8% of the number of outstanding shares of our capital stock, calculated on an as-converted basis, on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. After taking into account the automatic increase described in the foregoing sentence, effective January 1, 2017, the Aggregate Limit was 307,139. The Board of Directors originally authorized the issuance of 166,667 shares of common stock for issuance under the 2016 Plan. However, in May 2017 and June 2017, the Board of Directors approved amendments to the 2016 Plan to increase the Aggregate Limit to new totals of 389,709 and 500,000 shares, respectively (and each on a post-reverse stock split basis), contingent upon stockholder adoption and approval of such increase at the next annual meeting of stockholders.

The 2016 Plan also contains limits on the number of shares of common stock that may be granted to any Participant pursuant to (a) options to purchase common stock and stock appreciation rights under the 2016 Plan in any one year period, (b) the number of shares of common stock that may be granted to any Participant pursuant to other awards under the 2016 Plan and (c) the number of shares of common stock that may be paid to any one participant for a performance period pursuant to performance compensation awards under the 2016 Plan. The original amount of each of these limits was 500,000 shares of common stock. However, after the 1-for-20 and 1-for-3 reverse stock splits that occurred in October 2016 and June 2017, respectively, these limits were each reduced to 8,333 shares of common stock.

Shares subject to stock awards granted under the 2016 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2016 Plan. Additionally, shares issued pursuant to stock awards under the 2016 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under the 2016 Plan.

Eligibility for Awards and Plan Administration

Employees, independent contractors and directors of us and our affiliates are eligible to receive awards under the 2016 Plan, along with such other individuals designated by the Board of Directors (or a duly authorized committee of our Board of Directors) who are reasonably expected to become employees, independent contractors or directors after the receipt of awards under the 2016 Plan.

Our Board of Directors, or a duly authorized committee of our Board of Directors, will administer the 2016 Plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2016 Plan, our Board of Directors has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements. The Board of Directors may also amend outstanding awards under the 2016 Plan for the purpose of modifying the time or manner of vesting or the term of any outstanding award, with the consent of any adversely affected participant.

Stock Options

Incentive stock options and non-qualified stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Restricted Stock Unit Awards

Restricted stock unit awards (“RSUs”) are awards of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, and granted pursuant to restricted stock unit award agreements adopted by the plan administrator. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

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Restricted Stock Awards

Restricted stock awards are awards of actual shares of common stock, and are granted pursuant to restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ceases for any reason, we may receive through a forfeiture condition or a repurchase right any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us.

Stock Appreciation Rights

Stock appreciation rights are awards to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the stock appreciation right multiplied by the excess of the fair market value of a share of common stock on the date the award is exercised over the exercise price for the stock appreciation right. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2016 Plan may, but need not, vest and become exercisable in periodic installments as specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards

The 2016 Plan provides that the plan administrator shall have the authority, at the time of grant of any awards contemplated by the 2016 Plan (subject to certain exceptions) to designate such award as a “performance-based compensation” award in order to qualify such award as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility imposed by Section 162(m) of the Code. Our Board of Directors (or a committee thereof) may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Unless the Board of Directors determines to submit the performance-based compensation award portions of the 2016 Plan and the definition of “performance goal” and “performance criteria” to our stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the 2016 Plan was last approved by stockholders (or any earlier meeting designated by the Board of Directors), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further performance compensation awards shall be made under the 2016 Plan after the date of such annual meeting, but the 2016 Plan may continue in effect for awards to participants not in accordance with Section 162(m) of the Code.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as any stock or extraordinary cash dividend, stock split, reverse stock split, recapitalization, reorganization merger, consolidation, combination, exchange or other relevant change in capitalization, appropriate adjustments will be made to the exercise price of options and stock appreciation rights, the maximum number of shares subject to all awards and the maximum number of shares with respect to which any one person may be granted awards during any period stated in the 2016 Plan. Any adjustments will be made to ensure that any adjustments will not constitute a modification of any stock options within the meaning of Section 424(h)(3) and Section 409A of the Code, will not adversely affect applicable exemptions under the Exchange Act and rules promulgated thereunder, and will not cause us to be denied a tax deduction on account of Section 162(m) of the Code.

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Change in Control

The 2016 Plan provides that in the event of a change in control, unless otherwise provided in an applicable award agreement, all options and stock appreciation rights shall become immediately exercisable with respect to 100% of the shares subject to such options or stock appreciation rights, and the restricted period shall expire immediately with respect to 100% of the shares of restricted stock or restricted stock units. In addition, the plan administrator may in its discretion and upon advance notice, cancel any outstanding awards and pay to the holders thereof, in cash or stock or a combination thereof, the value of such awards based upon the price per share of common stock received in the event. Under the 2016 Plan, a change in control is defined to include (1) a sale, transfer, conveyance or other disposition of all or substantially all of our assets to any person or entity that is not our subsidiary; (2) individuals who constitute our incumbent Board of Directors ceasing to constitute at least a majority of our Board of Directors; (3) a complete liquidation or dissolution of us; (4) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; or (5) a merger, consolidation or similar transaction in which our stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity).

Transferability

A participant may not transfer stock awards under the 2016 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan.

Plan Amendment or Termination

Our Board of Directors has the authority to amend, suspend or terminate the 2016 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. The 2016 will automatically terminate upon the tenth anniversary of the date our Board of Directors adopted the 2016 Plan. No stock awards may be granted under the 2016 Plan while it is suspended or after it is terminated, but awards granted before the termination date of the 2016 Plan may extend beyond such date.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of transactions under the 2016 Plan is based upon federal income tax laws in effect on the date of this prospectus. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Non-qualified Stock Options. The grant of a Non-Qualified Stock Option under the 2016 Plan will not result in any federal income tax consequences to the participant or to us. Upon exercise of a Non-qualified Stock Option, the participant generally must recognize ordinary compensation income equal to the excess of the fair market value of the shares of common stock at the time of exercise over the option exercise price. If a participant exercises a Non-Qualified Stock Option and receives shares that are subject to the insider trading provisions of Section 16(b) of the Exchange Act and sale of the shares could subject the participant to liability under Section 16(b), then the participant will not recognize income upon the exercise of the option until the six-month period during which section 16(b) applies has lapsed or the stock is sold, if a sale occurs earlier. The participant will have to pay taxes (including income taxes and, if the participant is an employee, Social Security, unemployment and Medicare taxes) at the time a Non-Qualified Stock Option is exercised even though the shares received upon exercise might not be sold until a later taxable year.

Incentive Stock Options. The grant of an Incentive Stock Option under the 2016 Plan will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an Incentive Stock Option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an Incentive Stock Option, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the Incentive Stock Option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

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If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she will recognize ordinary compensation income in the year of the disposition. The amount of ordinary compensation income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Such amount is not subject to withholding for federal income and employment tax purposes, even if the participant is our employee. Any gain in excess of the amount taxed as ordinary income will generally be treated as a short-term capital gain. Generally, common stock acquired through the exercise of an Incentive Stock Option will not be considered to have been disposed of if transferred by reason of death, through certain tax-free reorganizations, or if pledged or liened.

The “spread” under an Incentive Stock Option —i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the alternative minimum tax liability.

Restricted Stock. Restricted Stock is generally taxable to the participant as ordinary compensation income on the date that the restrictions lapse (i.e. the date that the stock vests), in an amount equal to the excess of the fair market value of the shares on such date over the amount paid for such stock (if any). If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, subject to possible limitations imposed by the Code, including Section 162(m) thereof. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss treatment depending on the sales price and how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any subsequent gain.

Participants receiving Restricted Stock Awards may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Stock is granted, the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid for such stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain or loss to the recipient. The Section 83(b) Election must be made within 30 days from the time the Restricted Stock is issued.

Other Awards. Other Stock-Based Awards (such as Restricted Stock Units) are generally treated as ordinary compensation income as and when Common Stock or cash are paid to the participant upon vesting or settlement of such awards. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. We are generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Section 162(m) of the Internal Revenue Code. Under Code Section 162(m), no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our “covered employees.” A “covered employee” is our chief executive officer and our three other most highly compensated officers other than the chief financial officer. An exception to this rule applies to “qualified performance based compensation,” which generally includes stock options and stock appreciation rights granted under a stockholder approved plan, and other forms of equity incentives, the vesting or payment of which is contingent upon the satisfaction of certain stockholder approved performance goals. We intend that the 2016 Plan allow for the grant of Options and Stock Appreciation Rights that may be treated as “qualified performance based compensation” that is exempt from the limitations of Code Section 162(m), and for the grant of other performance-based awards that may be treated as “qualified performance based compensation,” but it makes no assurance that either such type of award will be so treated.

Limitation on Liability and Indemnification Matters

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Articles 5 and 6 of our Amended and Restated Articles of Incorporation (“Articles”), Article VII of our Amended and Restated Bylaws (“Bylaws”) and the Nevada Revised Business Statutes, contain indemnification and personal liability limitation provisions.

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Limitation of Personal Liability of Directors and Officers

Our Articles provide that our directors and officers will not be personally liable to us or to our stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the limitation on personal liability will not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions.

Indemnification

Pursuant to our Articles and Bylaws, we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person serving or who served as a director, officer, employee or agent of us, or who is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise who is a party or is threatened to be made a party to any action, suit or proceedings, whether civil, criminal, administrative or investigative threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions brought by or in the right of the corporation, we are required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our corporation to procure a judgment in our favor by reason of the fact that he is or was an serving as our agent against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which the agent will have been adjudged to be liable to us by a court of competent jurisdiction, as described in greater detail in our Bylaws. The payment of expenses includes the requirement that we pay expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the indemnified party to repay such payment if it is ultimately determined that such person is not entitled to indemnification. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

Our Bylaws also provide that we may enter into indemnification agreements with our officers and directors. Our Articles provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of our corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2015 as to which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements which are described above under the headings “Director Compensation” and “Executive Compensation.”

On August 23, 2017, our board of directors (the “Board”) appointed Jack Peterson to the Board to fill an existing vacancy on the Board effective immediately. Mr. Peterson is also the President of Sandstrom Partners. In late 2016, with the goal of increasing its brand value and accelerating sales, the Company retained Sandstrom and tasked them with reviewing the Company’s current product portfolio, as well as its new ideas, and advising it with respect to marketing, creation of brand awareness and product positioning, locally and nationally. The Company is using Sandstrom’s full range of brand development services, including research, strategy, brand identity, package design, environments, advertising as well as digital design and development. The Company anticipates that its product packaging design will change in the second half of 2017 as a result of Sandstrom’s efforts. The Company has paid $80,000 in cash and 33,334 shares of stock valued at $145,000 (at the time of issuance) to Sandstrom Partners in 2017 to date for services rendered by Sandstrom under its agreement with the Company.

On August 10, 2017, Mr. Wickersham and his affiliates purchased 55,555 units at $4.50 per unit, with each unit consisting of one share of common stock and one Public Warrant, for total proceeds of approximately $250,000 in cash.

On June 2, 2017, Mr. Wickersham purchased 15,189 units at $3.90 per unit, with each unit consisting of one share of common stock and one three-year common stock purchase warrant exercisable at $7.50 per share (subject to adjustment), for total proceeds of $59,237 in cash.

On April 4, 2016, Mr. Earles purchased 185 units in an offering of units consisting of shares of our series A convertible preferred stock and warrants to purchase common stock (our “Series A Preferred Stock and Warrant Unit Offering”) in consideration of $185,000 in accrued and unpaid salary. Each unit consisted of one share of series A convertible preferred stock and one warrant to purchase 223 shares of common stock at an exercise price of $6.00 per share. Steven Shum, our chief financial officer, purchased 97 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $97,000 in accrued and unpaid salary. Martin Kunkel, our former chief marketing officer, director and secretary, purchased 58 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $58,000 in accrued and unpaid salary. Carrie Earles, our chief branding officer and wife of Steven Earles, purchased 83 Units in the Series A Preferred Stock and Warrant Unit Offering in consideration of $83,000 in accrued and unpaid salary. These issuances were unanimously approved by our Board of Directors, including all disinterested directors. Effective November 4, 2016, we entered into an agreement with Mr. Earles, the Company’s President and Chief Executive Officer, pursuant to which Mr. Earles agreed to convert 185 shares of the Company’s series A convertible preferred stock into 41,111 shares of the Company’s Common Stock and to cancel his warrant to purchase 41,107 shares of the Company’s Common Stock.

On June 9, 2016, pursuant to a subscription agreement executed by the Grover T. Wickersham Employees’ Profit Sharing Plan (“PSP”) for which Mr. Wickersham serves as trustee, the PSP purchased in a private placement an aggregate of 83,334 units, each unit consisting of one share of common stock and one common stock purchase warrant (collectively with the common stock, the “Common Stock Units”) at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $250,000.

On June 22, 2016, pursuant to a subscription agreement executed by Grover T. Wickersham, Mr. Wickersham directly purchased in a private placement an aggregate of 38,334 Common Stock Units at a purchase price of $3.00 per Common Stock Unit for a total purchase price of $115,000. On December 30, Mr. Wickersham assigned 24,680 of his warrants to a related and un-related party. He also voluntarily canceled 8,334 additional warrants.

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On June 22, 2016, pursuant to a subscription agreement executed by an education trust established for the benefit of an unrelated minor for which Mr. Wickersham serves as trustee (“Education Trust”), the Education Trust purchased in a private placement 16,667 Common Stock Units at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $50,000.

On June 22, 2016, pursuant to a subscription agreement executed by the Lindsay Anne Wickersham 1999 Irrevocable Trust for which Mr. Wickersham serves as trustee (the “Irrevocable Trust”), the Irrevocable Trust purchased in a private placement 66,667 Common Stock Units at a purchase price of $3.00 per Common Stock Unit, for a total purchase price of $200,000.

On June 22, 2016, pursuant to a subscription agreement, Mr. Fleming directly purchased in a private placement an aggregate of 8,334 Common Stock Units at a purchase price of $3.00 per Common Stock Unit, each Common Stock Unit consisting of one share of common stock and a warrant to purchase one share of Common Stock at an exercise price of $6.00 per share, for a total purchase price of $25,000.

On June 30, 2016, the PSP purchased from us a promissory note bearing interest at the rate of 8% per annum (a “Promissory Note”) for aggregate consideration of $50,000, along with a warrant to acquire 8,334 shares of common stock at a price of $6.00 per share. On July 7, 2016, the PSP purchased an additional Promissory Note for aggregate consideration of $120,000, along with a warrant to acquire 20,000 shares of common stock at an exercise price of $6.00 per share. On December 30, 2016, the PSP exercised 43,590 warrants at a price of $3.90 per share.

On June 30, 2016, the Grover T. and Jill Z. Wickersham 2000 Charitable Remainder Trust (the “Wickersham Trust”) purchased an additional Promissory Note for aggregate consideration of $50,000, along with a warrant to acquire 8,334 shares of common stock at an exercise price of $6.00 per share. On November 21, 2016, the Wickersham Trust purchased an additional Promissory Note for aggregate consideration of $75,000, along with a warrant to acquire 12,500 shares of common stock at an exercise price of $6.00 per share. On December 31, 2016, the Wickersham Trust exercised its 20,834 warrants along with an additional 11,218 warrants assigned from Mr. Wickersham all at a price of $3.90 in exchange for eliminating the outstanding note principal.

On September 19, 2016, an entity for which Lawrence Hirson, a former director, serves as manager purchased $150,000 of promissory notes and received 3-year warrants to purchase 25,000 shares of our common stock at an exercise price of $6.00 per share.

During the years ended December 31, 2016 and 2015, our former chief executive officer paid expenses on our behalf on his personal credit card. These related party advances did not bear interest and were payable on demand. At December 31, 2016 and 2015, the balance due to our former chief executive officer was approximately $0 and $27,075, respectively, and is included in accounts payable on the accompanying consolidated balance sheets. We also had a note payable due our former chief executive officer in the amount of $12,500 at December 31, 2015, that was repaid during fiscal year 2016.

During the three months ended March 31, 2016, our former chief executive officer paid expenses on our behalf on his personal credit card. These related party advances did not bear interest and are payable on demand. At March 31, 2016, the balance due to our former chief executive officer was approximately $95,000, and is included in accounts payable on the accompanying condensed consolidated balance sheets.

See “Principal Stockholders” for a current summary of the securities owned by our officers and directors.

We believe that the foregoing transactions were in our best interests. Consistent with Section 78.140 of the Nevada Revised Statutes, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is authorized, approved or ratified by the board. We will continue to conduct an appropriate review of all related party transactions and potential conflicts of interest on an ongoing basis.

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Executive Employment Arrangements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see the section of the prospectus captioned “Executive Compensation – Employment Agreements.”

Policies and Procedures for Transactions with Related Persons

We intend to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy, but after presentation, consideration and approval by our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of our common stock as of September 30 , 2017, by:

●	each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

●	our executive officers named in the Summary Compensation Table and our directors; and

●	all of our executive officers and directors as a group.

Except as otherwise indicated below, the address of each beneficial owner listed in the table is c/o Eastside Distilling, Inc., 2150 SE Hanna Harvester Drive, Portland, OR 97222.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 4,824,399 shares of common stock outstanding on September 30 , 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30 , 2017 (November 30 , 2017). In accordance with Rule 13d-3(a) promulgated under the Exchange Act, we did not deem these exercisable shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The applicable footnotes are an integral part of the table and should be carefully read in order to understand the actual ownership of our securities.

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			Number of Shares
			Subject to Options,
	Number of		Warrants and RSUs		Total Shares
	Shares		Issuable by		Beneficially Owned
Name of Beneficial Owners	Beneficially Held		November 30 , 2017		Number	Percent
5% Stockholders
Glenbrook Capital, L.P. (1)	526,916		188,931		715,847	14.28%

Directors and Executive Officers
Grover T. Wickersham	408,031	(2)	252,475	(3)	660,506	13.01%
Trent D. Davis	11,630		12,038		23,668	*
Michael M. Fleming	14,963		16,372	(4)	31,335	*
Melissa Heim	8,524		5,695		14,219	*
Shelly A. Saunders	-		625		625	*
Jack Peterson	42,734	(5)	42,625	(6)	85,359	1.75%
Steven Shum	17,000		19,340		36,340	*
Allen Barteld	86,667		8,333		95,000	1.97%
Murray Smith	375		5,696		6,071	*
Jarrett Catalani	-		834		834	*
All executive officers, directors as a group ( 10 persons)	589,924		364,033	(7)	953,957	19.07%

* Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)	Glenbrook Capital, L.P. (“Glenbrook”) is a Nevada limited partnership, the general partner of which is Glenbrook Capital Management, a Nevada corporation (“GCM”). Glenbrook is overseen by its executive officers and a board of directors consisting of four directors. Grover T. Wickersham, the corporation’s Chairman and Chief Executive Officer, is the owner of GCM. However, he does not direct the voting or disposition of the shares owned by Glenbrook. GCM disclaims beneficial ownership of the securities owned by Glenbrook Limited Partnership except to the extent of its pecuniary interest in the limited partnership.

(2)	The shares of common stock include (i) 97,114 shares held directly; (ii) 178,531 shares owned by his company’s employee profit sharing plan, for which he serves as trustee; (iii) 42,440 shares owned by a charitable remainder trust, for which he serves as co-trustee and a beneficiary; and (iv) 87,745 shares owned by his minor daughter’s irrevocable trust, for which he serves as trustee.

(3)	Includes (i) 205,808 shares of common stock issuable upon exercise of currently-exercisable warrants and (ii) 46,667 shares of common stock issuable upon exercise of stock options exercisable on or before November 30 , 2017.

(4)	Includes (i) 9,334 shares of common stock issuable upon exercise of currently-exercisable warrants and (ii) 7,038 shares issuable upon exercise of stock options exercisable on or before November 30 , 2017.

(5)	Includes (i) 9,400 shares of common stock held directly or indirectly by Mr. Peterson and (ii) 33,334 shares of common stock owned by Sandstrom Partners, of which Mr. Peterson is the current CEO.

(6)	Includes (i) 42,000 shares of common stock issuable upon exercise of currently-exercisable warrants held by Sandstrom Partners, of which Mr. Peterson is the current CEO and (ii) 625 shares of common stock issuable upon exercise of stock options exercisable on or before November 30 , 2017.

(7)	Includes (i) 256,142 shares of common stock issuable upon exercise of currently-exercisable warrants and (ii) 107,891 shares issuable upon exercise of stock options exercisable on or before November 30 , 2017.

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SELLING STOCKHOLDERS

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to an aggregate of 2,462,436 shares of our common stock, par value $0.0001 per share (the “Shares”), which includes (i) 266,679 shares of common stock sold to 30 investors in a private placement of units in December 2016; (i) 266,679 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (i) (the “2016 Warrants”); (iii) 479,338 shares of common stock issued to 23 investors who exercised warrants in connection with a temporary exercise price reduction in December 2016; (iv) 400,016 shares of common stock sold to 43 investors in a private placement of units between April and June 2017; (v) 400,016 shares of common stock issuable upon exercise of the warrants to purchase common stock sold in the private placement noted in clause (iv) (the “2017 Warrants”); (vi) 192,887 shares of common stock acquired throughout 2017 in various transactions, including upon conversion of series A convertible preferred stock and convertible notes; and (vii) 456,821 shares of common stock issuable upon exercise of other outstanding warrants (together with the 2016 Warrants and the 2017 Warrants, the “Selling Stockholder Warrants”).

We have entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors who participated in our common units offering that closed between December 2016 and May 2017, who constitute the selling stockholders. Under the terms of those agreements, we have agreed to register the resale of the 1,333,333 shares of common stock and the 1,333,333 shares of common stock issuable upon exercise of the warrant component of the units that we sold to those investors. Although not contractually obligated to do so, we may register up to an additional 1,003,978 shares of common stock on behalf of certain holders of common stock who purchased our securities prior to the common units offering.

The table below presents information regarding the selling stockholders and the common stock that they may sell or otherwise dispose of from time to time under this prospectus. The table is based on information supplied to us by the selling stockholders and reflects holdings as of September 30 , 2017. Percentages of beneficial ownership are based upon 4,824,399 shares of common stock outstanding as of September 30 , 2017. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholders the right to acquire common stock within 60 days of September 30 , 2017 (November 30 , 2017). Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the common stock, subject to community property laws where applicable.

The selling stockholders or their successors, donees, pledgees, assignees and permitted transferees that receive the common stock and their corresponding registration in accordance with the Registration Rights Agreement (each also a selling stockholder for purposes of this prospectus), may sell up to all of the common stock shown in the table below under the heading “Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.”

We do not know when or in what amounts, if any, the selling stockholders may sell or otherwise dispose of the common stock covered hereby. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the common stock by them other than the Registration Rights Agreement described above. The selling stockholders might not sell any or all of the common stock covered by this prospectus or may sell or dispose of some or all of the common stock other than pursuant to this prospectus. Because the selling stockholders may not sell or otherwise dispose of some or all of the common stock covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the common stock, we cannot estimate the number of the common stock that will be held by the selling stockholders after completion of the offering.

Each selling stockholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years except as described in the footnotes to the table.

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The common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling stockholders named below.

Information about the selling stockholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

	Beneficial Ownership Prior to Offering				Beneficial Ownership After Offering
Name of Selling Stockholder	Number of Shares of Common Stock and Shares of Common Stock Issuable Upon Exercise of Selling Stockholder Warrants	Percent	Number of Shares of Common Stock Offered	Number of Shares of Common Stock Offered Upon Exercise of Selling Stockholder Warrants	Number of Shares of Common Stock and Shares of Common Stock Issuable Upon Exercise of Selling Stockholder Warrants	Percent

Alain Moor	5,134	0.11%	2,567	2,567	-	0.00%
Anabel Cristina Sanchez	160,000	3.27%	80,000	80,000	-	0.00%
Brent Roberts	6,668	0.14%	3,334	3,334	-	0.00%
Brian McCubbing Superannuation Fund	40,000	0.83%	20,000	20,000	-	0.00%
Carlos Rojas	13,334	0.28%	6,667	6,667	-	0.00%
Charles N Robbins MD and Cathy Robbins	13,334	0.28%	6,667	6,667	-	0.00%
Christopher Hayes	13,334	0.28%	6,667	6,667	-	0.00%
Clifford Rosen	13,334	0.28%	6,667	6,667	-	0.00%
Darrell Brookstein and Helen BrookStein, and their Successors, Co-Trustees of the Brookstein Family Trust amended and restated by Declaration of Trust dated May 31, 2007	21,334	0.44%	9,167	9,167	3,000	0.06%
David Grigsby	25,642	0.53%	12,821	12,821	-	0.00%
David Oakley	33,334	0.69%	16,667	16,667	-	0.00%
Dennis J. Eakin	6,668	0.14%	3,334	3,334	-	0.00%
Devinder Randhawa	33,334	0.69%	16,667	16,667	-	0.00%
DFO Investment A/C	26,668	0.55%	13,334	13,334	-	0.00%
Donald & Co Ltd	150,000	3.07%	75,000	75,000	-	0.00%
Douglas Yano	6,668	0.14%	3,334	3,334	-	0.00%
Dreamcaster Investments Pty Ltd	1,668	0.03%	834	834	-	0.00%
Dylan Smith	5,128	0.11%	2,564	2,564	-	0.00%
Edward W. Bessler	8,002	0.17%	4,001	4,001	-	0.00%
Eric Stewart	4,668	0.10%	2,334	2,334	-	0.00%
Everard Diedrick	2,668	0.06%	1,334	1,334	-	0.00%
Garth Groman	10,334	0.21%	5,167	5,167	-	0.00%
Glenbrook Capital	715,847	14.31%	269,872	128,205	317,770	6.35%
Grover T. Wickersham (1)	148,380	2.95%	15,189	23,843	109,348	2.14%
Grover T. Wickersham TTE, GTW PC Employee Profit Sharing Plan (2)	260,496	5.32%	43,590	59,743	157,163	3.21%
GTW & JW TTEE FBO 2000 Charitable Trust (2)	42,440	0.88%	32,051	-	10,389	0.22%
Lindsay Anne Wickersham 1999 Irrevocable Trust (2)	162,523	3.32%	-	66,667	95,856	1.96%
Haresh C. Jambusaria	5,334	0.11%	2,667	2,667	-	0.00%
Hugh Hanly	6,668	0.14%	3,334	3,334	-	0.00%
J.T. Waller	10,000	0.21%	5,000	5,000	-	0.00%
James G. Johnson Family Trust dtd 3-23-13	5,000	0.10%	2,500	2,500	-	0.00%
Jeff & Kimberly Phillips Living Trust 1/31/06	134,128	2.76%	8,334	41,668	84,126	1.73%
Joseph Xavier Thavundayil	1,334	0.03%	667	667	-	0.00%
Keith R. Ritter Joan E. Ritter JTWROS	5,000	0.10%	2,500	2,500	-	0.00%
Mark Buck	10,268	0.21%	5,134	5,134	-	0.00%
Mark Mizel	1,540	0.03%	770	770	-	0.00%
Martin Nance	5,334	0.11%	2,667	2,667	-	0.00%
Max Carmen	10,002	0.21%	5,001	5,001	-	0.00%
Nicholas C. Hodge	5,000	0.10%	2,500	2,500	-	0.00%
Peter Brask	3,334	0.07%	1,667	1,667	-	0.00%
Philip Andrew Gilliland Karen Lisette Gilliland, JTWROS	2,668	0.06%	1,334	1,334	-	0.00%
R.A. Jennings	26,668	0.55%	13,334	13,334	-	0.00%
Randal K. Bessler	5,334	0.11%	2,667	2,667	-	0.00%
Rex J. Rhew	29,606	0.61%	14,803	14,803	-	0.00%
Richard S. Bebb	2,568	0.05%	1,284	1,284	-	0.00%
Robert Bishop	41,668	0.86%	20,834	20,834	-	0.00%
Robert Sean King	10,770	0.22%	5,385	5,385	-	0.00%
Rolf A. Züger	13,334	0.28%	6,667	6,667	-	0.00%
Ron Kalfon	120,000	2.47%	43,334	43,334	33,332	0.69%
Ronald E. Cloud	13,336	0.28%	6,668	6,668	-	0.00%
Seager Rex Harbour	25,642	0.53%	12,821	12,821	-	0.00%
SGW Trust	668	0.01%	334	334	-	0.00%
Shu Hoashi	4,668	0.10%	2,334	2,334	-	0.00%
Skybiz Inc	13,334	0.28%	6,667	6,667	-	0.00%
Ted Storlie	2,000	0.04%	1,000	1,000	-	0.00%
Terry Grandy	5,334	0.11%	2,667	2,667	-	0.00%
Tesfamicael Tseghai	3,334	0.07%	1,667	1,667	-	0.00%
Thomas Laughlan Travers	21,593	0.45%	8,463	8,463	4,667	0.10%
Van Simmons	16,668	0.35%	8,334	8,334	-	0.00%
William B. Buck and June L. Buck, JTWROS	3,334	0.07%	1,667	1,667	-	0.00%
William R. Zalla	33,336	0.69%	16,668	16,668	-	0.00%
William Sabarese	4,668	0.10%	2,334	2,334	-	0.00%
Yvonne Qu	334	0.01%	167	167	-	0.00%
Simon Wharmby	16,668	0.35%	8,334	-	8,334	0.17%
Lucy Kai Yee Lu	58,334	1.21%	58,334	-	-	0.00%
The Paxton Lee Shoen 1998 Education Trust	33,335	0.69%	8,334	8,334	16,667	0.35%
John M. Fuller, Jr. 2014 Separate Property Trust	41,668	0.87%	33,334	-	8,334	0.17%
Jutland Capital Management Ltd.	53,667	1.11%	7,693	17,307	28,667	0.59%
The Harvey Family Superannuation Fund (C/O Mark Harvey)	38,562	0.80%	38,562	-	-	0.00%
GDBA Investments, LLC	32,052	0.67%	32,052	-	-	0.00%
Betty Ann Samson & Gerald S. Samson	20,834	0.43%	20,834	-	-	0.00%
The Nicholson Family Partnership, a California L.P.	25,000	0.52%	25,000	-	-	0.00%
James Surface	29,180	0.61%	11,555	-	17,625	0.37%
Hans Powers	12,165	0.25%	4,052	-	8,113	0.17%
Bryan Sayler	4,606	0.10%	2,222	-	2,384	0.05%
Flavious J. Smith, Jr. Melanie A. Smith	19,444	0.40%	11,110	-	8,334	0.17%
Kathleen S. Powers Douglas M. Powers JTWROS	3,235	0.07%	1,111	-	2,124	0.04%
Kathleen S. Powers	9,876	0.21%	3,333	-	6,543	0.14%
Jacob Wang	11,820	0.25%	4,444	-	7,376	0.15%
Richard B. Goud, Jr.	5,354	0.11%	1,164	-	4,190	0.09%
James Sadler	556	0.01%	223	-	333	0.01%
Jamie Surface	2,222	0.05%	889	-	1,333	0.03%
Julie Surface	556	0.01%	223	-	333	0.01%
Kevin Surface	1,112	0.02%	445	-	667	0.01%
Darryl Yea	6,667	0.14%	6,667	-	-	0.00%
Tay Swee Nee	8,334	0.17%	8,334	-	-	0.00%
WATB ISA, LLC	200,002	4.06%	-	108,334	91,668	1.86%
Mark T. Brown	33,334	0.69%	-	33,334	-	0.00%
Robert J. Doyle	16,667	0.35%	-	16,667	-	0.00%
Ann & Stephen McCoid	16,668	0.35%	-	8,334	8,334	0.17%
Craig D’Ooge	8,334	0.17%	-	8,334	-	0.00%
Marc Rappel	16,668	0.35%	-	8,334	8,334	0.17%
Michael M. Fleming (3)	31,335	0.63%	-	8,334	23,001	0.46%
Scott LeFevre	33,334	0.69%	-	16,667	16,667	0.35%
Simon King	10,000	0.21%	-	5,000	5,000	0.10%
Maria Hanson	10,000	0.21%	-	5,000	5,000	0.10%
Kate White and Brad Holbrook	16,668	0.35%	-	8,334	8,334	0.17%
Joseph Alexander	27,777	0.58%	-	11,110	16,667	0.35%
Robert B. Ford	25,000	0.52%	-	25,000	-	0.00%
Rowena McBeath	83,334	1.73%	83,334	-	-	0.00%
KFK Children’s Trust	83,334	1.73%	83,334	-	-	0.00%
Totals	3,576,248	73.28%	1,338,920	1,123,516	1,113,812	22.71%

(1)	Mr. Wickersham is our Chairman and Chief Executive Officer.
(2)	Mr. Wickersham is our Chairman and Chief Executive Officer and the Trustee of this entity.
(3)	Mr. Fleming is a director of the Company and serves as Chairman of the Audit Committee and the Nominating and Governance Committee.

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DESCRIPTION OF CAPITAL STOCK

General

We are a corporation and have authorized capital stock which consists of (i) 15,000,000 shares of common stock, par value $0.0001 per share, of which 4,824,399 is outstanding as of September 30 , 2017 and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of September 30, 2017.

Registration Rights

We have entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors who participated in our common units offering that closed between December 2016 and May 2017. Under the terms of those agreements, we have agreed to register the resale of the 1,333,333 shares of common stock and the 1,333,333 shares of common stock issuable upon exercise of the warrant component of the units that we sold to those investors. Although not contractually obligated to do so, we may register up to an additional 1,003,978 shares of common stock on behalf of certain holders of common stock who purchased our securities prior to the common units offering.

Common Stock

On October 6, 2016, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes (“NRS”) 78.209 to (i) decrease our authorized common stock from 900,000,000 to 45,000,000 shares and (ii) effectuate a 1-for-20 reverse stock split of our common stock. The certificate of change was filed with an effective date of October 18, 2016. On June 14, 2017, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease our authorized common stock from 45,000,000 to 15,000,000 shares and (ii) effectuate a 1-for-3 reverse stock split of our outstanding common stock. The certificate of change was filed with an effective date of June 15, 2017. Pursuant to the Nevada Revised Statutes, our Board of Directors is authorized to effectuate a reverse stock split without stockholder approval where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock.

Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefor, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends, and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities, subject to any preference rights of holders of outstanding preferred stock. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

Our Amended and Restated Articles of Incorporation permits us to issue up to 100,000,000 shares of preferred stock, par value $0.0001 per share. The preferred stock may be issued in any number of series, as determined by the Board of Directors, the board may by resolution fix the designation and number of shares of any such series of preferred stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series and the Board may increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding.). Although we previously issued Series A Convertible Preferred Stock, as of August 15, 2017, there are no shares of Series A Preferred Stock outstanding.

Public Warrants

In our August 2017 public offering, we sold 1,200,000 units, which included 1,200,000 warrants to purchase 1,200,000 shares of common stock, and an additional 180,000 warrants to purchase 180,000 shares of common stock pursuant to the exercise of the underwriters’ overallotment option. These warrants (the “Public Warrants”) are traded on the NASDAQ Capital Market under the symbol “ESDIW.” The principal terms of the Public Warrants are as follows:

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General. Each Public Warrant is exercisable to purchase one share of common stock at an exercise price of $5.40 per share, subject to adjustment under certain circumstances described in the Warrant Agreement between us and Pacific Stock Transfer Company dated August 10, 2017 (the “Warrant Agreement”). A holder of Public Warrants will not be deemed a holder of the underlying stock for any purpose until the Public Warrant is exercised.

Form. The Public Warrants will be issued in electronic book-entry form to the purchasers in this offering. Holders should review the Warrant Agreement and form of warrant attached as Exhibit A thereto, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Public Warrants.

Exercisability. The Public Warrants will be exercisable at any time from the date of issuance through August 10, 2022, unless earlier redeemed. The Public Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, provided that a registration statement registering the issuance of the shares of common stock underlying the Public Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under applicable federal and state securities laws is available for the issuance of such shares, by payment in full for the number of whole shares of common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share, in our discretion.

Transferability. Subject to applicable laws, the Public Warrants may be offered for sale, sold, transferred or assigned without our consent.

Redemption. Beginning November 8, 2017, the Public Warrants will be redeemable at our option, in whole or in part, at a redemption price equal to $0.15 per Public Warrant upon 30 days’ prior notice (which may be made via publication of a press release), at any time after the date on which the closing price of our common stock has equaled or exceeded $7.65 for at least five consecutive trading days, provided we have a current and effective registration statement available covering the exercise of the Public Warrants. Notice of redemption may be made via publication of a press release or any other lawful means. If notice of redemption is made via publication of a press release, no other form of notice or publication will be required. If we call the Public Warrants for redemption, the holders of the Public Warrants will then have to decide whether to sell Public Warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Rights as a Stockholder. Except as otherwise provided in the Public Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Public Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Public Warrant.

Selling Stockholder Warrants

The warrants to purchase common stock issued in offerings that closed between June and September 2016 enable the holder to purchase the shares of common stock underlying such warrants at $6.00 per whole share, during a three-year term. For a brief period of time in December 2016, the exercise price was reduced to $3.90 per share, which offer expired on December 31, 2016. Although the original provisions of such warrants provided that the exercise price must be paid in cash, the Board of Directors subsequently provided that the consideration for exercise of outstanding warrants could be forgiveness of outstanding indebtedness in lieu of a cash payment.

The warrants to purchase common stock issued in the units offering that closed in December 2016 enable the holder to purchase the shares of common stock underlying the investor warrants at $7.50 per whole share, during a three-year term.

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The warrants to purchase common stock issued in the units offering that closed in April 2017 enable the holder to purchase the shares of common stock underlying the investor warrants at $7.50 per whole share, during a three-year term.

Terms that apply to all of the warrants described in this “Selling Stockholder Warrants” section (the “Selling Stockholder Warrants”) include: The exercise price of the Selling Stockholder Warrants is subject to adjustment to reflect any subdivision or combination of our common stock, any stock dividends or similar rearrangements of the common stock, or any reorganization, reclassification, consolidation, merger or sale of us. The Selling Stockholder Warrants are transferable by the registered holder thereof in person or in writing, but only in the manner and subject to the limitations provided in the applicable Selling Stockholder Warrant. Holders of Selling Stockholder Warrants are not entitled to vote, receive dividends, or exercise any of the rights of a stockholder of our company for any purpose until the Selling Stockholder Warrants have been duly exercised and payment of the purchase price has been made.

Placement Agent Warrants

We also issued warrants to purchase common stock to certain financial advisors to acquire 2,994 shares of common stock. These warrants were issued on terms identical to the Selling Stockholder Warrants, except that these warrants have an exercise price of $6.00 per share and a five-year term.

Underwriters’ Warrants

In connection with our August 2017 public offering, we issued to the underwriters warrants initially exercisable for up to 120,000 units, each unit consisting of one share of common stock and one Public Warrant (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable at a per unit price of $5.40. The Underwriters’ Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing August 10, 2018. The Underwriters’ Warrants, together with the shares of common stock and the Public Warrants issuable upon exercise of the Underwriters’ Warrants, were deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge or hypothecate the Underwriters’ Warrants or the securities underlying the Underwriters’ Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriters’ Warrants or the underlying securities for a period of 180 days from August 10, 2017. In addition, the Underwriters’ Warrants provide for the registration of the resale of the underlying shares of common stock in certain cases. Any piggyback registration rights provided will not be greater than seven years from August 10, 2017, in compliance with FINRA Rule 5110(f)(2)(G)(v). The exercise price and number of shares and Public Warrants issuable upon exercise of the Underwriters’ Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the Underwriters’ Warrant exercise price and the number of underlying shares and Public Warrants will not be adjusted for issuance of common stock at a price below the Underwriters’ Warrant exercise price.

Options

As of September 30 , 2017, options to purchase an aggregate of 397,676 shares of our common stock issued pursuant to our Plan at a weighted-average exercise price of $6.40 per share were outstanding.

Nevada Anti-Takeover Laws

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

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●       the transaction is approved by the Board of Directors or a majority of the voting power held by disinterested stockholders, or

●       if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to five per cent or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to five per cent or more of the aggregate market value of all outstanding shares of the corporation, or (c) ten per cent or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) ten per cent or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 registered stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Limitations of Liability and Indemnification

See “Executive Compensation – Limitation on Liability and Indemnification Matters.”

Listing of our Common Stock; Listing

Until August 10, 2017, our common stock was quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” In connection with our public offering in August 2017, our common stock and Public Warrants were approved for listing and, on August 10, 2017 began trading on the NASDAQ Capital Market under the symbols “ESDI” and “ESDIW,” respectively.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our common stock and Public Warrants is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119, telephone: (702) 361-3033.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the selling stockholders to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. However, we may receive proceeds from the cash exercise of the Selling Stockholder Warrants, which, if exercised for cash with respect to all 1,123,516 shares of common stock, would result in gross proceeds to us of approximately $7,993,736. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders or their successors, donees, pledgees, assignees and permitted transferees selling shares received from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be affected in transactions, which may involve crosses or block transactions,

●       on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●       in the over-the-counter market;

●       in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●       through the writing of options, whether such options are listed on an options exchange or otherwise;

●       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●       an exchange distribution in accordance with the rules of the applicable exchange;

●       privately negotiated transactions;

●       short sales;

●       through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

●       through one or more underwritten offerings on a firm commitment or best efforts basis;

●       sales pursuant to Rule 144;

●       broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●       a combination of any such methods of sale; and

●       any other method permitted pursuant to applicable law.

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The selling stockholders may also transfer the common stock by gift. The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the common stock at a stipulated price per security. If the broker-dealer is unable to sell the common stock acting as agent for a selling stockholder, it may purchase as principal any unsold common stock at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may also sell the common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the common stock are covered by this prospectus.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a selling stockholder may, from time to time, sell the common stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common stock offered under this prospectus may be used to cover short sales.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

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The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The shares of common stock offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares of common stock under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have sold all of the securities or one year after the shares were acquired by the selling stockholder. We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $40,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sklar Williams PLLC, Las Vegas, Nevada.

EXPERTS

Our consolidated financial statements at December 31, 2016 and 2015, and for the years then ended, have been audited by BPM LLP, an independent registered public accounting firm, as stated in their report that is incorporated by reference here. Such financial statements have been incorporated by reference in reliance on the report of such firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 31, 2017;
●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 12, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed with the SEC on August 14, 2017;
●	our Current Report on Form 8-K, filed with the SEC on June 12, 2017, our Current Report on Form 8-K, filed with the SEC on June 15, 2017, our Current Report on Form 8-K, filed with the SEC on August 2, 2017, our Current Report on Form 8-K, filed with the SEC on August 10, 2017, our Current Report on Form 8-K, filed with the SEC on August 24, 2017 and our Current Report on Form 8-K, filed with the SEC on October 10, 2017; and
●	the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-38182), filed with the SEC on August 8, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to Lytham Partners, our investor relations firm, by email at esdi@lythampartners.com or phone (602) 889-9700, or by mailing us at 2150 SE Hanna Harvester Drive, Portland, Oregon 97222.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement filed with the SEC under the Securities Act to register the resale by selling stockholders or their successors, donees, pledgees, assignees and permitted transferees of certain shares of our common stock. This prospectus does not contain all the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 2150 SE Hanna Harvester Drive, Portland, OR 97222, or by telephoning us at (971) 888-4264.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.eastsidedistilling.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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UP TO 2,462,436 SHARES OF COMMON STOCK

PROSPECTUS

                                     , 2017

Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by Eastside Distilling, Inc. (the “Registrant”) in connection with the resale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee.

SEC Registration Fee	$1,055.97*
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	20,000
Transfer Agent Fees	5,000
Miscellaneous	4,000
Total	$40,000

 * Previously paid in connection with the filing of the Form S-1.

Item 14.	Indemnification of Directors and Officers.

Nevada law provides for discretionary indemnification for each person who serves as one of our directors or officers. We may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of our officers or directors. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Except as otherwise disclosed under the heading “Business—Legal Proceedings” of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by the Registrant within the past three years that were not registered under the Securities Act, and the consideration, if any, received by the Registrant for such securities:

1.	On various dates from March 31, 2017 through June 4 2017, the Registrant issued 400,000 shares of its common stock for $1,560,000 in cash, including three-year warrants to purchase 400,000 shares of common stock at an exercise price of $7.50 per share (subject to adjustment).

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2.	On various dates from April 21, 2017 through June 30, 2017, the Registrant issued an aggregate of $900,000 convertible promissory notes to accredited investors. The notes have a maturity date of three years from the date of issuance, and bear interest at the rate of five percent (5%) per annum. The notes have an automatic conversion feature upon the closing (or first in a series of closings) of the next equity financing in which the Registrant sells shares of its equity securities for an aggregate consideration of at least $4,000,000 at a purchase price of at least $7.50. The outstanding principal and unpaid accrued interest on the notes shall be automatically converted into equity securities at a price equal to 80% of the price paid per share by the investors in the next equity financing or $6.00, whichever is lower, provided, however, that in no event shall the conversion price be less than $6.00. The notes have a voluntary conversion feature where the investor may convert, in whole or in part, at any time at the conversion rate of $6.00.

3.	On May 1, 2017, the Registrant issued 28,096 shares of its common stock in exchange for 90% of the outstanding limited liability company units of Big Bottom Distilling, LLC. The Registrant did not receive any cash proceeds from this issuance.

4.	On April 3, 2017, the Registrant issued 8,334 shares of common stock to a third-party consultant in exchange for services rendered. The Registrant did not receive any cash proceeds from this issuance.

5.	In March 2017, the Registrant issued 19,795 shares of common stock to four third-party consultants in exchange for services rendered. The Registrant did not receive any cash proceeds from this issuance.

6.	In March 2017, the Registrant issued 575 shares of common stock to employees for stock-based compensation of $2,517. The Registrant did not receive any cash proceeds from this issuance.

7.	On March 8, 2017, the Registrant completed the acquisition of MotherLode. The Registrant issued 86,667 shares of common stock to the owners of MotherLode as consideration for the acquisition. Based on the closing share price of the common stock of $4.35 on March 8, 2017, the value of the transaction was $377,000. The Registrant did not receive any cash proceeds from this issuance.

8.	In March 2017, the Registrant issued 22,436 shares of its common stock upon conversion of 8% convertible promissory notes with an aggregate principal amount converted of $87,500. The Registrant did not receive any cash proceeds from these issuances.

9.	In March 2017, the Registrant issued 83,334 shares of its common stock upon conversion of 250 shares of preferred stock. The Registrant did not receive any cash proceeds from these issuances.

10.	From January 15, 2017 through February 16, 2017, accredited investors exercised warrants and subscribed to shares of common stock totaling $159,250 for 40,834 shares issued.

11.	From January 4, 2017 to January 22, 2017, the Registrant sold 15,000 shares of common stock to accredited investors at a price of $3.90 per share for aggregate cash proceeds of $58,500.

12.	On December 30, 2016, the Registrant closed a private placement in which it issued an aggregate of 266,667 units at a per unit price of $3.90, each unit consisting of one share of the Registrant’s common stock, par value $0.0001 and a three-year warrant to acquire one share of the Registrant’s common stock at an exercise price of $7.50 per share. The units were sold to 30 accredited investors for aggregate gross cash proceeds of $1,040,000 pursuant to separate subscription agreements entered into with each investor.

13.	Effective December 30, 2016, the Registrant issued 295,513 shares of its common stock to 10 accredited investors upon exercise of outstanding warrants in exchange for principal reduction in the Registrant’s outstanding promissory notes issued to investors between June 2016 and October 2016. The warrant exercise resulted in a reduction in the principal amount of promissory notes of $1,152,499. The warrants’ original exercise price of $6.00 per share had been temporarily reduced to $3.90 per share through December 31, 2016 to induce holders to exercise their outstanding warrants.

14.	During the year ended December 31, 2016, the Registrant issued 188,261 shares of its common stock to five accredited investors upon exercise of outstanding warrants, raising $734,216 in cash proceeds. The warrants’ original exercise price of $6.00 per share had been temporarily reduced to $3.90 per share through December 31, 2016 to induce holders to exercise their outstanding warrants.

15.	From October 19, 2016 through November 21, 2016, the Registrant issued $450,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $450,000. The notes have a October 19, 2018 and November 21, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 75,000 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a subscriber divided by two (2). The warrants will be exercisable for three (3) years after the closing date.

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16.	On September 19, 2016, the Registrant issued $900,000 of principal amount of 8% promissory notes and warrants to purchase shares of our common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $900,000. The notes have a September 19, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 150,000 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by a subscriber divided by two (2). The warrants will be exercisable for three (3) years after the closing date.

17.	On July 19, 2016, the Registrant issued 5-year warrants to purchase 2,994 shares of our common stock to certain placement agents in consideration of services rendered in connection with our prior private placement offering of series A preferred stock and warrants. The Registrant did not receive any cash proceeds from these issuances.

18.	On July 7, 2016, the Registrant issued 4,268 shares of its common stock in consideration of $17,759 in accrued and unpaid dividends due at June 30, 2016 for our outstanding Series A Preferred Stock. The Registrant did not receive any cash proceeds from these issuances.

19.	Since July 1, 2016, the Registrant has issued 26,562 shares of our common stock, net, to consultants in consideration of services rendered. The Registrant did not receive any cash proceeds from these issuances.

20.	From June 30, 2016 to July 7, 2016, the Registrant issued $350,000 of principal amount of 8% promissory notes and warrants to purchase shares of its common stock to accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $350,000. The notes have a June 30, 2018 maturity date and bear interest at the eight percent (8%) per annum. The notes were issued with warrants to purchase up to 58,334 shares of our common stock at an exercise price of $6.00 per share. The number of warrant shares underlying each warrant are equal to the principal amount of the promissory note subscribed for by an investor multiplied by ten (10). The warrants will be exercisable for three (3) years after the closing date.

21.	From June 4, 2016 to June 22, 2016, the Registrant conducted closings for the sale of 666,667 units to accredited investors at a price of $3.00 per common unit for an aggregate cash purchase price of $2,000,000 (of which a closing for the sale of 300,000 common units for a purchase price of $900,000 occurred on June 22, 2016). Each common unit consisted of (i) one share of the Registrant’s common stock and (ii) one warrant, exercisable for 3-years, to purchase one share of common stock at an exercise price of $6.00 per whole share.

22.	From June 8, 2016 to June 17, 2016, the Registrant sold 42 units to accredited investors and a single unaccredited investor at a price of $1,000 per unit for an aggregate cash purchase price of $42,000. Each unit consisted of (i) one share of the Registrant’s Series A Convertible Preferred Stock convertible into shares of common stock at a rate of $4.50 per share, and (ii) one warrant, exercisable for 3-years, to purchase six hundred sixty-seven shares (223) shares of common stock at an exercise price of $6.00 per whole share.

23.	On April 4, 2016, the Registrant conducted an initial closing for 880 units to 12 accredited investors at a price of $1,000 per Unit for an aggregate purchase price of $880,000, of which (i) 407 units were purchased for cash (ii) 423 units were purchased by certain of our officers in consideration of $423,000 accrued and unpaid salary and (iii) 50 units were purchased in consideration of cancellation of outstanding indebtedness. Each unit consisted of (i) one share of the Registrant’s Series A Convertible Preferred Stock convertible into shares of common stock, $0.0001 par value per share at a rate of $9.00 per share, and (ii) one warrant, exercisable for 3-years, to purchase three hundred thirty three (333) shares of Common Stock at an exercise price of $10.80 per whole share. The Registrant received gross proceeds of $407,000 from the sale of the 407 Units for cash.

24.	On April 8, 2015, the Registrant issued 625 shares of our common stock in consideration of services rendered under a consulting agreement. The Registrant did not receive any cash proceeds in connection with this issuance.

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25.	On March 25, 2015, the Registrant granted options to purchase an aggregate of 2,500 shares of stock at an exercise price of $105.00 to two employees pursuant to the terms of their employment agreement with the Registrant.

26.	On February 10, 2015, the Registrant issued to its Chief Marketing Officer an option to purchase 3,334 shares of stock at an exercise price of $111.00 pursuant to the terms of his employment agreement with the Registrant.

27.	On December 31, 2014, the Registrant completed an offering of 91,875 shares of its common stock at a price of $24.00 per share for an aggregate purchase price of $2,205,000.

28.	On October 31, 2014, in connection with the closing of the Registrant’s acquisition of Eastside Distilling, LLC, the Registrant issued 533,334 shares of its common stock to the members of Eastside Distilling, LLC.

29.	In October 2014, Eastside Distilling, LLC agreed to grant an option to purchase 16,667 shares of its common stock to a third-party consultant at an exercise price of $24.00 per share in consideration of services rendered, which agreement was assumed by the Registrant upon closing of its acquisition of Eastside Distilling on October 31, 2014. The option was granted on February 10, 2015 and expired on February 10, 2017.

30.	On September 19, 2014, the Registrant amended a previously issued non-interest bearing demand note in the amount of $150,000 issued on June 13, 2014 to include new terms including interest, conversion rights, a maturity date and a pre-payment penalty. The Registrant did not receive any cash proceeds for issuance of the amended note.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, general solicitation or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act. The Registrant believes that the Section 4(a)(2) exemption applies to the transactions described above because such transactions were predicated on the fact that the issuances were made only to investors who (i) confirmed to the Registrant in writing that they are accredited investors, or if not accredited, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment; and (ii) either received adequate business and financial information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules.

(a)       Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b)       Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(f) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

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(g) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information; and

(h) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 17th day of October, 2017.

EASTSIDE DISTILLING, INC.

By:	/s/ Grover T. Wickersham
Grover T. Wickersham
Chief Executive Officer and
Chairman of the Board

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grover T. Wickersham	Chief Executive Officer and Chairman	October 19, 2017
Grover T. Wickersham	(Principal Executive Officer)

/s/ Steven Shum	Chief Financial Officer	October 19, 2017
Steven Shum	(Principal Financial and Accounting Officer)

*	Director	October 19, 2017
Trent D. Davis

*	Director	October 19, 2017
Michael (Mick) M. Fleming

*	Director	October 19, 2017
Jack Peterson

*	Director	October 19, 2017
Shelly A. Saunders

*By:	/s/ Grover T. Wickersham
Grover T. Wickersham
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	Amended and Restated Articles of Incorporation of the Registrant, as presently in effect, filed as Exhibit 3.1 to the Registration Statement on Form S-1 filed on November 14, 2011 (File No. 333-177918) and incorporated by reference herein.
3.2	Certificate of Designation – Series A Preferred Stock, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 9, 2016 and filed on March 11, 2016 and incorporated by reference herein.
3.3	Amendment to Certificate of Designation After Issuance of Class or Series, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 1, 2016 and filed on June 9, 2016 and incorporated by reference herein.
3.4	Certificate of Change, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 6, 2016 and filed on October 11, 2016 and incorporated by reference herein.
3.5	Certificate of Change, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 14, 2017 and filed on June 15, 2017 and incorporated by reference herein.
3.6	Amended and Restated Bylaws of the Registrant, as presently in effect, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 13, 2016 and filed on October 19, 2016 and incorporated by reference herein.
4.1	Form of the Registrant’s common stock certificate, filed as Exhibit 4.1 to Amendment No. 2 to Registrant’s Registration Statement on Form S-1 (SEC File No. 333-215848) (the “2017 S-1 Registration Statement”) filed on July 7, 2017 and incorporated by reference herein.
4.2	Warrant Agreement between the Registrant and Pacific Stock Transfer Company dated August 10, 2017, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on August 10, 2016 and incorporated by reference herein.
4.3	Form of Warrant to purchase common stock (included as Exhibit A to Exhibit 4.2), filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on August 10, 2016 and incorporated by reference herein.
4.4	Common Stock Purchase Warrant, filed as Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on August 10, 2016 and incorporated by reference herein.
5.1 **	Opinion of Sklar Williams PLLC regarding legality.
10.1+	Eastside Distilling, Inc. 2016 Equity Incentive Plan and forms of agreement thereunder, filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2016 and incorporated by reference herein.
10.2+	Employment Agreement dated February 6, 2015 between Steven Earles and Eastside Distilling, Inc., filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated February 6, 2015 and filed on February 10, 2015 and incorporated by reference herein.
10.3+	First Amendment to Employment Agreement (Steven Earles), filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 filed on August 14, 2015 and incorporated by reference herein.
10.4+	Second Amendment to Employment Agreement dated November 4, 2016 between Steven Earles and the Registrant, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated November 4, 2016 and filed on November 10, 2016 and incorporated by reference herein.
10.5+	Employment Agreement dated October 5, 2015 between Steven Shum and the Registrant, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 5, 2015 and filed on October 6, 2015 and incorporated by reference herein.
10.6+	First Amendment to Employment Agreement, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated November 4, 2016 and filed on November 10, 2016 and incorporated by reference herein.
10.7+

Employment Agreement dated February 27, 2015 between Melissa Heim and the Registrant, filed as Exhibit 10.7 to the Registrant’s 2017 Registration Statement, filed on February 1, 2017 and incorporated by reference herein.

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Exhibit Number	Description of Document

10.8	Lease Agreement dated July 17, 2014 between PJM Bldg. II LLC and Eastside Distilling LLC, filed as Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.9	Lease Agreement with Oregon City Building Limited Partnership, filed as Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.10	Specialty Lease Agreement dated January 20, 2015 between RPR Washington Square LLC and the Registrant, filed as Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.11	License Agreement dated October 10, 2014 between Clackamas Town Center and the Registrant, filed as Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-202033) filed on February 11, 2015 and incorporated by reference herein.
10.12	Non-Exclusive Consulting Agreement with Rinvest Securities, Inc., filed as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 and filed on March 31, 2015 and incorporated by reference herein.
10.13	Registration Rights Agreement, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 30, 2016 and filed on January 6, 2017 and incorporated by reference herein.
10.14	Purchase and Assignment of Membership Interests, Assumption of Obligations, Agreement to be Bound by Limited Liability Company Agreement and Admission of Substituted Member among the Registrant, Allen Barteld and MotherLode, LLC, dated as of March 8, 2017, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K and filed on March 14, 2017 and incorporated by reference herein.
10.15	Employment Agreement between the Company and Allen Barteld dated as of March 1, 2017 and executed on March 8, 2017, filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated March 8, 2017, filed on March 14, 2017 and incorporated by reference herein.
10.16	Employment Agreement between the Company and Jarrett Catalani dated as of July 1, 2017, filed as Exhibit 10.16 to Amendment No. 3 to the Registrant’s 2017 Registration Statement, filed on July 20, 2017 and incorporated by reference herein.
10.17	Underwriting Agreement between the Registrant and Roth Capital Partners, as representative of the several underwriters, dated August 10, 2017, filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, filed on August 10, 2017 and incorporated by reference herein.
14	Code of Ethics, filed as Exhibit 14 to the Registration Statement on Form S-1 (File No. 333-202033), filed on February 11, 2015 and incorporated by reference herein.
23.1*	Consent of BPM LLP, independent registered public accounting firm.
23.2* *	Consent of Sklar Williams PLLC (included in Exhibit 5.1).
24.1* *	Power of Attorney (included in signature pages).

*	Filed herewith.
**	Previously filed.
+	Indicates a management contract or compensatory plan.

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